    As filed with the Securities and Exchange Commission on January 26, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                 COMMERX, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                     5162                    36-4040449
     (State or other           (Primary Standard          (I.R.S. Employer
     Jurisdiction of              Industrial             Identification No.)
    Incorporation or          Classification Code
      Organization)                 Number)

                      350 North LaSalle Street, Suite 1000
                            Chicago, Illinois 60610
                                 (312) 832-9330
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                TIM STOJKA, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 COMMERX, INC.
                      350 North LaSalle Street, Suite 1000
                            Chicago, Illinois 60610
                                 (312) 464-7340
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   COPIES TO:
        JOHN L. EISEL, ESQ.                    KEITH F. HIGGINS, ESQ.
        CHARLES C. KIM, ESQ.                        Ropes & Gray
     GEOFFREY C. COCKRELL, ESQ.               One International Place
  Wildman, Harrold, Allen & Dixon           Boston, Massachusetts 02110
       225 West Wacker Drive                       (617) 951-7000
    Chicago, Illinois 60606-1229                (617) 951-7050 (fax)
           (312) 201-2000
        (312) 201-2555 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
                                                            Proposed maximum
            Title of each class of securities              aggregate offering       Amount of
                     to be registered                         price (1)(2)      registration fee
------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share.................      $100,000,000           $26,400
------------------------------------------------------------------------------------------------

(1) Includes shares of common stock issuable upon exercise of the underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the amount of the Registration Fee in accordance with Rule 457(o) of the Securities Act of 1933.

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion. Dated January 26, 2000

                                        Shares

                                 Commerx, Inc.

                                     [LOGO]

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Commerx, Inc. All of the shares of common stock are being sold by Commerx.

  Prior to this offering, there has been no public market for the common stock.
Commerx anticipates that the public offering price will be between $      and
$      per share. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "CMRX".

  See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                Per
                                                               Share Total
                                                               ----- -----
      Initial public offering price........................... $     $
      Underwriting discount................................... $     $
      Proceeds, before expenses, to Commerx................... $     $

  To the extent that the underwriters sell more than          shares of common
stock, the underwriters have the option to purchase up to an additional shares from Commerx at the initial public offering price less the underwriting discount.

  The underwriters expect to deliver the shares against payment in New York,
New York on          , 2000.

Goldman, Sachs & Co.

           Merrill Lynch & Co.

                      Chase H&Q

                                  Robertson Stephens

                       Prospectus dated           , 2000

[INSIDE FRONT COVER OF PROSPECTUS]

Front of Gatefold:
-----------------

The front of the gatefold includes the following: Commerx logo appears at the top of the page, followed by: "e-volved industrial marketplace solutions."

"Through the PlasticsNet.Com marketplace we have gained a first mover advantage in the domestic e-commerce plastics industry."

"Next we'll focus on ways we can improve other industrial processing markets."


Inside Gatefold:
---------------

The first page of the inside gatefold includes:

At the top of the page there is a PlasticsNet.Com logo, with "a Commerx marketplace" underneath.

Below the logo, the following paragraphs act as lead-off text to inside gatefold. "PlasticsNet.Com, Commerx's flagship electronic marketplace for the $400 billion domestic plastics industry, is changing the way plastics processors and suppliers do business. PlasticsNet provides a secure, supplier-neutral, buyer focused marketplace that streamlines the procurement of plastics products and services."

Starting in the middle of the page and going down to the bottom there are four PlasticsNet.Com screen shots, two across, with pull-out text boxes. Text appears over the screen shots: "PlasticsNet.Com, Commerx's flagship vertical marketplace."

The first screen shot appears on the left hand side of the page. This is the home screen.
The following text appears as a pull-out text box from the home page screen:
"PlasticsNet.Com brings new efficiency to how plastics processors and suppliers do business right from their desktops - making buying, selling, and finding industry information as easy as a few clicks."

The next screen shot appears to the right of the home screen. This is the procurement screen.
The following text appears as pull-out text box from the procurement page screen: "The PlasticsNet.Com online procurement process enables buyers to order multiple products from multiple suppliers with a single, consolidated purchase order."

The next screen shot appears below the home screen. This is the auction screen. The following text appears as a pull-out text box from the auction page screen:
"PlasticsNet.Com's auction functions help suppliers sell surplus inventory, commodity resins, machinery and used equipment while providing attractive pricing for buyers."

The last screen shot appears to the right of the auction screen and below the procurement screen. This is the technical forum screen.
The following text appears as a pull-out text box from the technical forum screen: "As an active online community for plastics professionals, PlasticsNet.Com offers technical forums as a convenient venue to share expert insights and discuss industry issues."

The second page of the gatefold includes:

At the top of the second page there is a headline that says: "The
PlasticsNet.Com Business Model." After the heading, the following diagram appears at the top of the inside gatefold, illustrating the foundation on which PlasticsNet.Com is built, and on which other vertical marketplaces could/would be based. There may be a short text pull-out text box explaining this.

The diagram is in the form of a box with "hosted procurement" across the top, "suppliers" running down the left, "buyers" running down the right and "content and community" across the bottom. Under each of these headings (except content and community) there is text going down the page as shown below.



Suppliers                   Hosted Procurement                 Buyers
---------                   ------------------                 ------
* Direct materials          * Custom catalogs                  * Small-to-medium sized enterprises
* Equipment                 * Auctions                         * Larger OEMs
* MRO                       * Contract pricing                 * End users
* Services                  * Workflow management
                            * Order tracking
                            * Reporting functions


                            Supply Chain Management
                            -----------------------
                            * Integration
                            * Technical services
                            * Online financing

In the middle of the second page there is a headline: "A Look at How Commerx Can Build on the PlasticsNet.Com Model"

Following the headline there is an illustration of a three dimensional "cube."

The bottom layer of the cube (width) lists: "Procurement", "Content/Community" and "Supply Chain Management."

The height of the cube has text in vertical columns that lists various vertical markets: "Plastics", "Industrial Processing Buyer Segment1", "Industrial Processing Buyer Segment2" and "Industrial Processing Buyer Segment3."

The depth of the cube has text in horizontal rows that lists various geographic markets: "United States", "Market Number 1", "Market Number 2", Market Number 3" and "Market Number 4."

The following text appears at the bottom right of the inside gatefold:
Commerx/TM/ and PlasticsNet.Com/TM/ are registered trademarks of Commerx, Inc. in the United States.

                               PROSPECTUS SUMMARY

    The following summary highlights some of the important information in the prospectus. It may not contain all of the information that is important to you. You should read this summary together with the more detailed information about us and our financial statements and related notes appearing elsewhere in this prospectus.

                                 Commerx, Inc.

    Commerx creates business-to-business electronic marketplaces that enable buyers and sellers in industrial processing markets to transact business on the Internet. We target industrial processing markets characterized by large numbers of buyers and sellers, high levels of fragmentation, inefficient supply chains and large transaction volume. Our first marketplace is PlasticsNet.

    PlasticsNet provides a secure, supplier-neutral, buyer-focused marketplace that streamlines the procurement of plastics products and services. We currently offer for sale on our procurement center over 30,000 plastics products, or SKU's, from approximately 50 suppliers. We also have recently signed strategic agreements with suppliers that provide us access to additional products that we are currently adding to the PlasticsNet marketplace. These agreements will provide us with over 1,000 direct materials products, such as resins and additives, from a relationship with Ashland Inc. and over 400,000 maintenance, repair and operations, or MRO, products from a relationship with MSC Industrial Direct Co. Inc. Our marketplace had approximately 73,000 user sessions during December 1999 and currently has over 35,000 registered user accounts. In 1999, Business Marketing, an Advertising Age publication, ranked PlasticsNet as the fourth-best business-to-business Web site out of 300 surveyed in the U.S. based on a variety of criteria, including ease of navigation, design, presentation of information and e-commerce capabilities.

    The plastics industry, which we estimate represented over one trillion dollars in annual product shipments worldwide in 1999, is one of the largest manufacturing industries in the world. According to The Society of Plastics Industry's latest available data, the plastics industry ranked fourth in U.S. product shipments by dollar volume among top manufacturing industry groups in 1996. The plastics industry is characterized by a complex supply chain, a high degree of fragmentation among buyers and sellers, large transaction volume and a significant dependence on information exchange. As a result, traditional information flows and purchasing methods are inefficient, costly and time consuming. These dynamics create the need for a business-to-business e-commerce solution that provides a marketplace for buyers and sellers of plastics products and services.

    Our solution, the PlasticsNet marketplace, enables buyers and sellers to execute transactions on the Internet and provides the tools, content and community to help them make more informed decisions. Through the PlasticsNet marketplace, suppliers can cost-effectively provide current product offering and pricing information to a large pool of buyers. In addition, buyers can efficiently search for products, identify suppliers, compare product prices and specifications, and complete a purchase.

    We seek to capitalize upon our position as the first company to offer a comprehensive Internet-based e-commerce solution to the plastics industry. Our strategy is to gain market share aggressively by continuing to expand the selection of plastics products, services and related content offered on our marketplace. We will also continue to concentrate our efforts to attract new participants and increase usage by current participants in our marketplace. We intend to leverage our expertise and leadership in the plastics industry to target other industrial processing and international markets that represent significant business-to-business e-commerce opportunities.

                             Corporate Information

    We were incorporated in Illinois in July 1995 and reincorporated in Delaware in December 1998. Our principal executive offices are located at 350 North LaSalle Street, Suite 1000, Chicago, Illinois 60610, and our telephone number at that address is (312) 464-7340. Our address on the World Wide Web is http://www.commerx.com, and the address of the PlasticsNet marketplace is http://www.plasticsnet.com. References to our Web site do not incorporate by reference the information contained at our Web site into this prospectus.
Unless otherwise indicated, this prospectus reflects a    -for-one split of our
outstanding shares of common stock prior to the closing of this offering and assumes the automatic conversion of all of our outstanding preferred stock into shares of common stock upon the closing of this offering. This prospectus also assumes no exercise of the underwriters' over-allotment option.

                                  The Offering

Common stock offered by Commerx...................           shares
Common stock to be outstanding after this
 offering.........................................           shares
Proposed Nasdaq National Market symbol............ "CMRX"
Use of proceeds................................... For working capital and general corporate purposes. See "Use of
                                                   Proceeds".

    The number of shares to be outstanding excludes 4,058,875 shares of common stock issuable upon exercise of options outstanding under our stock option plan on December 31, 1999 at a weighted average exercise price of $1.32 per share and 137,648 shares of common stock which will be issuable upon exercise of warrants at a weighted average exercise price of $3.10 per share.

                             SUMMARY FINANCIAL DATA

    The following summary financial data are derived from our financial statements. You should read this summary financial information in conjunction with our financial statements and the related notes. Pro forma per share data reflect the conversion of all outstanding preferred stock into common stock, even if the effect of the conversion is antidilutive. The pro forma balance sheet data give effect to our issuance and sale of 3,128,732 shares of Series B preferred stock in November and December 1999 for net proceeds of approximately $36.9 million. The net proceeds include approximately $2.1 million that reflect the November 1999 conversion of all management notes and accrued interest into shares of Series B preferred. The pro forma balance sheet data also includes the write-off of $185,747 of remaining management loan discounts, and the conversion of all Series A and Series B preferred stock into 11,698,732 shares of common stock upon the closing of this offering. The pro forma as adjusted balance sheet data give effect to our sale of the shares of common stock in
this offering at an assumed initial public offering price of $   per share and
after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

                             July 1995
                            (inception)                                        Nine Months Ended
                              through        Year Ended December 31,             September 30,
                            December 31, ----------------------------------  -----------------------
                                1995        1996        1997        1998        1998         1999
                            ------------ ----------  ----------  ----------  -----------  ----------
                            (unaudited)                                      (unaudited)
                                           (in thousands, except per share data)
Statement of Operations
 Data:
Total revenue.............   $        3  $       53  $      305  $      375  $      264   $      833
Cost of revenue...........          --          --          --          --          --           426
                             ----------  ----------  ----------  ----------  ----------   ----------
Gross profit..............            3          53         305         375         264          407
Total operating expenses..          302         955       1,081       2,367       1,364        8,507
                             ----------  ----------  ----------  ----------  ----------   ----------
Net loss..................   $     (312) $     (952) $     (894) $   (2,178) $   (1,234)  $   (8,080)
                             ==========  ==========  ==========  ==========  ==========   ==========
Historical basic and
 diluted loss per common
 share....................   $    (0.02) $    (0.06) $    (0.05) $    (0.13) $    (0.07)  $    (1.09)
                             ==========  ==========  ==========  ==========  ==========   ==========
Pro forma loss per share
 (unaudited)..............                                       $    (0.15)              $    (0.54)
                                                                 ==========               ==========
Weighted average shares
 used to compute
 historical basic and
 diluted loss per share...   16,950,000  16,950,000  16,950,000  16,897,835  16,950,000    7,430,000
Weighted average shares
 used to compute pro forma
 loss per share
 (unaudited)..............                                       14,095,000               14,836,096

                                                       As of September 30, 1999
                                                       -------------------------
                                                                          Pro
                                                                  Pro   Forma As
                                                       Actual    Forma  Adjusted
                                                       -------  ------- --------
                                                                  (unaudited)
Balance Sheet Data:
Cash and cash equivalents............................. $ 1,800  $36,642 $
Working capital (deficit).............................  (3,035)  33,613
Total assets..........................................   3,927   38,769
Long-term debt, net of current portion................     997      997
Redeemable convertible preferred stock................   7,010      --
Total stockholders' equity (deficit)..................  (9,506)  34,152

                                  RISK FACTORS

    This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information appearing elsewhere in this prospectus, including our financial statements and the related notes.

We have a limited operating history and face difficulties encountered by early stage companies in new and rapidly evolving markets

    We have only a limited operating history. We were formed in July 1995 and have not yet generated a significant amount of revenue. For this reason it is difficult to evaluate our business and our prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies engaged in new and rapidly evolving markets such as electronic commerce, or e-commerce. In order to overcome these risks we must be able to, among other things:

  . establish and increase awareness of our PlasticsNet brand and strengthen customer loyalty;

  . attract and retain customers at a reasonable cost;

  . attract a sufficient number of new suppliers to sell their products through our electronic marketplace;

  . reliably process transactions through our Web site;

  . manage rapidly changing and expanding operations;

  . maintain our current strategic relationships and develop new ones;

  . implement and successfully execute our business and marketing strategy;

  . provide superior customer service;

  . respond effectively to competitive pressures and developments;

  . continue to develop and enhance our technology and systems; and

  . attract, retain and motivate qualified personnel.

    Because of our limited operating history and the early stage of development of our market, we have limited insight into trends that may emerge and affect our business. We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

We have a history of losses that may continue in the future

    We incurred net losses of $952,000 in 1996, $894,000 in 1997, $2.2 million in 1998 and $8.1 million in the nine months ended September 30, 1999. As of September 30, 1999 we had an accumulated deficit of $12.4 million, and we expect to continue to incur losses on a quarterly basis through the foreseeable future. We expect these losses to increase significantly from current levels. We believe that our business depends on our ability to significantly increase revenue. If our revenue fails to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenue, or we fail to adjust operating expense levels accordingly, the imbalance between revenue and operating expenses will negatively impact our business, revenue, results of operations and financial condition.

The unpredictability of our quarterly revenue may negatively affect the trading price of our common stock

    As a result of our limited operating history in e-commerce and the emerging nature of the markets in which we compete, we may be unable to accurately forecast our revenue. If our revenue for a quarter falls below our expectations and we are not able to quickly reduce our spending in response, our operating results for that quarter would be harmed. We currently intend to increase substantially our operating expenses to develop new service offerings, fund increased sales and marketing, enter into strategic relationships with new suppliers and further develop our technology and transaction-processing systems. To the extent these expenses precede or are not subsequently followed by increased revenue, our operating results will fluctuate and net losses in a given quarter may be greater than expected.

    As a result of the foregoing factors, our annual or quarterly operating results may be below the expectations of securities analysts and investors, which would adversely affect the trading price of our common stock.

We expect that our gross margins will be low and if we are not able to increase the dollar volume of transactions made through our online site, we will not be able to generate an operating profit

    Our transaction-based model is a low margin model. Unexpected costs or expenses we incur would substantially affect our ability to achieve or maintain operating profits. In order to meet our expected earnings targets, we must increase the dollar volume of transactions on our marketplace. We can achieve this either by generating significantly higher and continuously increasing levels of traffic to our online site, or by increasing the percentage of visitors to our online site who purchase plastics products, or through some combination of the two. We must also increase the number of repeat purchasers of plastics products through our online site. In addition, we must deliver a high level of customer service and a full array of products and services in order to attract users with demographic characteristics valuable to advertisers. Although we have implemented strategies designed to accomplish these objectives, we cannot assure you that these strategies will be effective in increasing the dollar volume of products purchased through our online site. The failure to do so would likely have a material adverse effect on our operating margins.

If we do not build a critical mass of suppliers and buyers, we will not be able to increase our product offerings and draw more suppliers and buyers

    Our business model depends in large part on our ability to build a critical mass of products and suppliers. To attract and maintain suppliers, we must build a critical mass of buyers. However, buyers must perceive value in our electronic marketplace, which in part depends upon the breadth of our product offerings from our suppliers. If we are unable to increase the number of suppliers and draw more buyers to the PlasticsNet marketplace, we will not be able to benefit from any network effect where the value to each participant in the PlasticsNet marketplace increases with the addition of each new participant. As a result, the overall value of the PlasticsNet marketplace would be harmed, which would negatively affect our revenue.

We depend on suppliers to provide the products that we sell in our marketplace

    Our future success depends in large part upon our ability to offer and deliver a broad base of plastics products. To do so, we rely on independent suppliers, manufacturers and distributors. We carry no inventory and rely exclusively on rapid fulfillment of orders from these suppliers. We have contracts or arrangements with our suppliers that do not guarantee the availability of products, do not establish guaranteed prices and do not provide for the continuation of particular pricing practices. We have not established alternative sources for all of the products we sell in the PlasticsNet marketplace in the event a supplier is unwilling or unable to supply the type and quantity of product requested by buyers or us. Our contracts with our suppliers typically do not restrict them from selling products to other buyers. We cannot assure you that our current suppliers will continue to sell products to us on current terms or that we will be able to establish new or extend current supply relationships to ensure acquisitions of products in an efficient manner on acceptable commercial terms. Our ability to establish relationships with reputable suppliers and to obtain adequate products from those suppliers at competitive prices and the ability of the suppliers to deliver these products to buyers are critical to our success. If we are unable to satisfy any of these elements or are unable to develop and maintain relationships with suppliers that will allow us to obtain sufficient quantities of products on acceptable commercial terms, our business, operating results and financial condition would be materially adversely affected.

    We rely on our suppliers to deliver defect-free plastics products to buyers in the PlasticsNet marketplace in a professional, safe and timely manner. If our suppliers do not deliver quality products to buyers in a professional, safe and timely manner, then our service will not meet expectations and our reputation and brand will be damaged. In addition, deliveries that are non-conforming or late could expose us to liability or result in decreased adoption and use of our electronic marketplace, which could have a negative effect on our business, results of operations and financial condition.

Our strategic supplier relationships, on which we expect to be dependent for the foreseeable future, are subject to cancellation and may deter other suppliers from developing relationships with us

    We recently entered into certain strategic supplier agreements. The extent to which our operations are integrated with these suppliers and the potential financial impact on us of these strategic relationships make us very dependent on these suppliers for the foreseeable future. In addition, some of our agreements with these suppliers are not exclusive and have a limited term. We cannot be certain that these strategic suppliers will not enter into similar relationships with one or more of our competitors or that they will renew our agreements at the end of their terms.

    In addition, our current or future strategic supplier relationships may lead to conflicts that could be detrimental to us. For example, we plan to provide the greatest number and variety of products from the greatest number of suppliers possible; however, our strategic supplier relationships may deter other suppliers from entering into agreements with us.

To the extent that we are perceived to favor one supplier over another, we may not be viewed as a neutral marketplace

    The plastics products market consists of a complex set of relationships among suppliers, distributors and buyers. To the extent that our buyers or suppliers perceive that we favor one supplier over another, they may lose confidence in the PlasticsNet marketplace as a fair and neutral marketplace and choose alternative solutions. The fact that we maintain relationships with some suppliers, but not others, and the fact that some of these suppliers are stockholders, may compromise the perception that we provide a neutral and unbiased marketplace for plastics products. Any bias, whether perceived or actual, could have a negative impact on our ability to maintain or increase our supplier base, which in turn may limit our ability to attract and retain buyers. This would reduce revenue and therefore have a negative impact on our business, results of operations and financial condition.

It takes a long time to increase the use of our marketplace by buyers, which could negatively affect our revenue growth and make it difficult to predict our revenue and results of operations

    A key element of our strategy is to promote our marketplace directly to plastics processors. To succeed we must integrate our electronic marketplace with the purchasing and information technology infrastructure of our buyers. Because we offer a new method of industrial purchasing, the time it takes to sell our electronic marketplace is long and we expect to devote significant sales, marketing and management resources to the sales process without any assurance that a buyer will use the PlasticsNet marketplace. We must generally educate buyers and potential buyers about the use and benefits of our electronic marketplace. The sale and implementation of our electronic marketplace are subject to delays due to buyers' internal budgeting and procedures for approving capital expenditures and deploying new technologies within their networks. These delays also could impair our ability to generate revenue. Even if buyers integrate our marketplace with their internal systems, we may not increase our revenue if the employees responsible for purchasing plastics products do not use the PlasticsNet marketplace.

Our business model is unproven and may not be successful

    Our business-to-business e-commerce model is based on the development of the PlasticsNet marketplace for the purchase and sale of plastics products over the Internet. This business model is new and unproven. We cannot be certain that our business model will be successful or that we can achieve or sustain revenue growth or generate any profits. The success of this business model will require, among other things, that we develop a marketplace with broad market acceptance by our buyers, suppliers, users and strategic partners. We cannot be certain that business-to-business commerce on the Internet generally, or our marketplace, services and brand in particular, will achieve broad market acceptance. For example, plastics processors may continue purchasing products through their existing channels and may not adopt an electronic marketplace because of their comfort with existing purchasing habits and direct supplier relationships. The costs and resources required to switch purchasing methods, the need for products not offered through the PlasticsNet marketplace, security and privacy concerns, or general reluctance to use technology or the Internet may also deter or discourage some companies.

If we do not succeed in establishing and strengthening the PlasticsNet brand, we will not attract as many buyers and suppliers to our site

    We believe that establishing, maintaining and enhancing the PlasticsNet brand is a critical aspect of our efforts to attract and expand our online traffic. Promotion of the PlasticsNet brand will depend largely on our success in providing a high-quality online experience supported by a high level of customer service, which cannot be assured. In addition, to attract and retain online users and suppliers, and to promote and maintain the PlasticsNet brand in response to competitive pressures, we may find it necessary to increase substantially our financial commitment to creating and maintaining strong brand loyalty among buyers. If we are unable to provide high-quality online services or customer support, or otherwise fail to promote and maintain our brand, or if we incur excessive expenses in an attempt to promote and maintain our brand, our business, operating results and financial condition would be materially adversely affected.

If we are not able to integrate the PlasticsNet marketplace with buyers' information technology systems, we may be unsuccessful in winning these buyers

    We may incur significant expense to integrate our electronic marketplace with buyers' purchasing systems and business rules, and to maintain this integration as our buyers' purchasing systems and our own marketplace technologically evolve. Failure to provide this integration may delay or altogether dissuade buyers from using our electronic marketplace, which could negatively affect our revenue and, therefore, have a material adverse effect on our business, results of operations and financial condition.

We may not be able to implement new technologies acquired from third parties

    We will be integrating new technology into our electronic marketplace that will include significant enhancements to the exchange capabilities and search technology of our marketplace. Enhancing and introducing new technology into our electronic marketplace involve numerous technical challenges and substantial personnel resources, and often take many months to complete. We cannot be certain that we will be successful at enhancing or integrating new technologies into our electronic marketplace on a timely basis, or in accordance with our objectives. In addition, we cannot be certain that, once integrated, the new technologies or our electronic marketplace will function as expected. If we are unable to enhance and integrate new technologies into our electronic marketplace on a timely basis, buyers may discontinue use of the PlasticsNet marketplace or we may experience difficulty attracting new buyers, which could adversely affect our business, revenue, financial condition and results of operations. In addition, our electronic marketplace is complex and, despite testing and quality control procedures, new technology that we integrate with the marketplace may contain undetected errors or "bugs" when first introduced. Any inability to deliver quality services on a timely basis could have a negative effect on our business, revenue, financial condition and results of operations.

New service introductions may be unsuccessful and thus negatively impact our business

    We plan to introduce new and expanded services to our customers and to enter into new relationships with third parties in order to generate additional revenue, attract more customers and respond to competition. We cannot assure you that we will be able to offer these services in a cost-effective or timely manner or that any of these efforts will be successful. Furthermore, any new service that is not favorably received by our customers could damage our reputation or our brand name. Expansion of services in this manner will also require significant additional expense and development and may strain management, financial and operational resources. Inability to generate revenue from expanded services sufficient to offset their cost could have a material adverse effect on our business, operating results and financial condition.

We will need to manage the growth of our business effectively in order to meet customer and investor expectations

    We have rapidly and significantly expanded our operations and expect to continue to do so. This growth has placed, and we expect will continue to place, significant demands on our sales, marketing, managerial, operational, financial and other resources. If we cannot manage our growth effectively, it is likely that our revenue and results of operations will not meet customer and investor expectations.

    We expect to hire a significant number of new employees to support our business. Our current information systems, procedures and controls may not continue to support our operations and may hinder our ability to exploit the market for selling products to the plastics industry. In addition, we anticipate requiring additional space to accommodate our growth in the next three months. We could experience interruptions to our business if we relocate to new facilities. Even after we implement our new system and relocate to new facilities, our personnel, systems, procedures, controls and facilities may be inadequate to support our future operations.

Because we bear the risk of collection, the failure to collect on product sales would adversely affect our liquidity

    Since we take title to many of the products that we sell, we bear the risk of loss of revenue from the sale of these products if a buyer does not pay for a product. While our suppliers may indemnify us if a product is defective, we ultimately bear the risk of collection on all buyer accounts.

Our plan to expand into international sales and operations will require significant management attention; and if we fail to execute this strategy, eventually our growth will be limited, and our operating results will be harmed

    In order to enter international markets, we plan to establish international operations, hire additional personnel and establish relationships with additional suppliers and strategic partners. This expansion will require significant management attention and financial resources and could have a negative impact on our business. We cannot assure you that we will be able to create or sustain international demand for our electronic marketplace. In addition, our international business may be subject to a variety of risks, including applicable government regulation, difficulties in collecting international accounts receivable, the introduction of non-tariff barriers and higher duty rates. Currency fluctuations, price controls, potential adverse tax consequences and difficulties in enforcement of contractual obligations may also present problems.

Our plan to expand by offering additional marketplaces in other industries will require significant management attention, and if we fail to execute this strategy, eventually our growth will be limited and our operating results will be harmed

    In order to create new marketplaces in industries other than plastics, we plan to hire additional personnel and establish relationships with additional suppliers and strategic partners. This expansion will require significant management attention and financial resources and could have a negative impact on our business. The members of our management team have spent most of their careers working in the plastics industry and have significant expertise in that industry. We cannot assure you that we will be able to successfully recruit skilled managers with expertise and business relationships in other industries to implement our plan to introduce additional marketplaces. Nor can we assure you that without such expertise and industry relationships our current management team will be able to create successful marketplaces in other industries.

If others use domain names that are similar to ours, traffic to our site could be affected, and we could lose revenue

    We currently hold the Internet domain names "Commerx.Com" and "PlasticsNet.Com". Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the "Commerx.Com" or "PlasticsNet.Com" domain names in all of the countries in which we conduct business. The relationships among regulations governing domain names and laws protecting trademarks and similar proprietary names are unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that are similar to ours, or that infringe or otherwise decrease the value of our trademarks and other proprietary rights. Also, there are risks that in the future third parties could prevent us from continuing to use one or more of our domain names.

If we lose our key personnel, we may have difficulty managing our business effectively in a rapidly changing market

    Our performance is substantially dependent on the performance of our executive officers and other key employees. We do not have any employment agreements with our executive officers and key employees. Our failure to successfully manage our personnel requirements would have a negative effect on our business, revenue, financial condition and results of operations. We have experienced difficulty from time to time in hiring the personnel necessary to support the growth of our business, and we may experience similar difficulty in hiring and retaining personnel in the future. Competition for senior management, experienced sales and marketing personnel, software developers, qualified engineers and other employees is intense, and we cannot be certain that we will be successful in attracting and retaining personnel. The loss of the services of any of our executive officers or other key employees could have a negative effect on our business. In particular, the loss of services of Tim Stojka, our Chairman and Chief Executive Officer, would have a detrimental effect on our business. Mr. Stojka is one of our co-founders and is responsible for our vision and future direction.

Our market is highly competitive, and if we are unable to compete effectively, our business will not grow

    E-commerce is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the wholesale plastics industry in general is intensely competitive. We compete primarily with traditional plastics supply distributors and direct material suppliers who sell most products via direct sales forces and mail order catalogs and have broad product lines. They normally have experience with direct marketing, established brand names and both fulfillment and operations capacity. Traditionally, the distribution channels have been based on strong interpersonal relationships, which we may not be able to replace with our online marketplace.

    General Electric, a major supplier in the plastics industry, has also developed Polymerland, a resin distribution and online sales arm for its products and the products of other suppliers. Polymerland is a substantial competitor of the PlasticsNet marketplace. As the market for online plastics products services grows, other companies, including other established suppliers and distributors, are expected to develop online services that compete with our marketplace. In addition, technology companies, such as Internet software and enterprise software providers, are developing or offering purchasing solutions that directly link suppliers with buyers in the plastics industry. Furthermore, there are several existing and emerging vertical Internet marketplaces that currently serve or could expand their offerings to compete in the plastics industry. We cannot assure you that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, operating results and financial condition.

There has been no prior market for our common stock and we expect the price of our common stock to be volatile

    Prior to this offering, you could not buy or sell our common stock publicly and an active public market for our common stock may not develop or be sustained after the offering. Although the initial public offering price will be determined based on several factors, the market price after the offering may decline from the initial offering price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  . quarterly variations in our operating results;

  . changes in estimates of our financial performance by securities analysts;

  . changes in market valuation of Internet commerce companies generally;

  . announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . loss of a major buyer, supplier or strategic partner;

  . additions or departures of any of our key personnel;

  . future sales of our common stock; and

  . stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet companies.

If the Internet does not continue to grow as a medium for commerce, our business plan will fail

    Our long-term viability is substantially dependent upon the development of the Internet as an effective medium of commerce, especially for the purchase of plastics products. This development depends upon a number of factors including continued growth in the number of users, concerns about transaction security, continued development of the necessary technological infrastructure, development of enabling technologies, uncertain and increasing government regulation and the development of complementary services and products.

    Use of the Internet as a means of effecting business transactions is at an early stage of development. For us to be successful, businesses must accept and utilize novel ways of conducting business and exchanging information. Convincing businesses to buy and sell plastics products online may be particularly difficult, as these businesses have historically relied on traditional distribution channels. We cannot assure you that acceptance and use of the Web will continue to develop or that a sufficiently broad base of businesses will adopt, and continue to use, the Internet and commercial online services as a medium of commerce.

    Growth in the demand for our electronic marketplace and services depends on the adoption of e-commerce and Internet solutions by plastics industry participants, who must accept a new way of conducting business and purchasing supplies. Our business could suffer dramatically if e-commerce and Internet solutions are not accepted or not perceived to be effective by participants in the plastics industry.

    The Internet may not prove to be a viable commercial marketplace for the plastics industry for a number of reasons, including:

  . inadequate development of the necessary infrastructure for Internet-based communications by plastics processors;

  . security and confidentiality concerns of buyers and suppliers;

  . lack of development of complementary products, such as high-speed modems and high-speed communication lines;

  . implementation of competing purchasing solutions;

  . lack of human contact that traditional suppliers provide; and

  . governmental regulation.

The accelerated growth and increasing volume of Internet traffic may cause performance problems that may slow adoption of our electronic marketplace

    The growth of Internet traffic to very high volumes of use over a relatively short period of time has caused frequent periods of decreased Internet performance, delays and, in some cases, system outages. This decreased performance is caused by limitations inherent in the technology infrastructure supporting the Internet and the internal networks of Internet users. If Internet usage continues to grow rapidly, the infrastructure of the Internet and its users may be unable to support the demands of growing e-commerce usage, and the Internet's performance and reliability may decline. If our existing or potential buyers experience frequent outages or delays on the Internet, the adoption or use of our electronic marketplace may grow more slowly than we expect or even decline. Our ability to increase the speed and reliability of our electronic marketplace is limited by and depends upon the reliability of both the Internet and the internal networks of our existing and potential buyers. As a result, if improvements in the infrastructure supporting both the Internet and the internal networks of buyers are not made in a timely fashion, we may experience difficulty obtaining new buyers or maintaining our existing buyers. Either of these could reduce our potential revenue and have a negative impact on our business, results of operations and financial condition.

If Internet security concerns hinder the adoption of e-commerce, the development of our marketplace will also be impeded

    Concern about the security of the transmission of confidential information over public networks is a significant barrier to electronic commerce and communication. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of Internet security systems that protect proprietary information. If any well-publicized compromises of security were to occur, they could substantially reduce the use of the Internet for commerce and communications.

    Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. Our activities involve the storage and transmission of proprietary information, such as confidential buyer and supplier specifications. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our clients or suppliers, which could disrupt our electronic marketplace or make it inaccessible to our clients or suppliers. We may be required to devote significant capital and other resources to protect against the threat of, or to alleviate problems caused by, security breaches and the introduction of computer viruses. Our security measures may be inadequate to prevent security breaches or combat the introduction of computer viruses, either of which may result in loss of data, increased operating costs, litigation and possible liability.

System failure or delay may cause interruption and disruption of our services

    Our revenue depends on the number of suppliers and processors who use our marketplace to purchase and sell plastics products. Accordingly, the satisfactory performance, reliability and availability of our online site, transaction-processing systems and network infrastructure are critical to our operating results, as well as our ability to attract and retain buyers and suppliers and to maintain adequate customer service levels. Substantially all of our computer and communications systems are located in either Chicago or Oakbrook, Illinois. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins and similar events. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and confirm buyer purchases. Any system interruptions that result in the unavailability of our online site or reduced performance of the transaction system would reduce the volume of sales and the attractiveness of our service offerings. This could have a material adverse effect on our business, operating results and financial condition.

    Any substantial increase in the volume of traffic or the number of transactions processed through our Web site will require us to expand and to upgrade further our technology, transaction-processing systems and network infrastructure. We cannot assure you that these upgrades will prevent unanticipated system disruptions, slower response times or degradation in levels of customer service. Our insurance policies may not adequately compensate us for any issues that may arise due to any failures or interruptions in our systems.

    We cannot assure you that our transaction-processing systems and network infrastructure will be able to accommodate increases in traffic in the future. In general, we may not be able to project accurately the rate or timing of these increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels on our online site. In addition, we cannot assure you that we will be able to, in a timely manner, effectively upgrade and expand our transaction-processing systems or successfully integrate any newly developed or purchased modules with our existing systems. Any inability to do so could have a material adverse effect on our business, operating results and financial condition.

The failure of computer systems and software products to be Year 2000 compliant could negatively impact our business

    We have been able to build our internal business systems with Year 2000 compliance in mind and to date have not suffered any disruptions in our systems due to the inability to properly process dates after December 31, 1999. However, we cannot assure you that our systems or the technology we license from third-party vendors for certain equipment and software included within our systems are Year 2000 compliant. In addition, buyers' and suppliers' internal operating systems and other software applications must operate effectively for them to use our electronic marketplace. Further, if suppliers' internal operating systems and software applications are not compliant, they may not be able to supply high quality products to buyers in a timely manner. Additionally, some of our suppliers have informed us that they have experienced Year 2000-related difficulties. Failure of our internal computer systems, or of third-party equipment or software, or of systems maintained by our suppliers to operate properly with regard to the Year 2000 and thereafter could require us to incur significant unanticipated expenses to remedy any problems. This could have a material adverse effect on our customers, which could have a material adverse effect on our business, financial condition and results of operations.

Regulation or taxation of the Internet or transacting business over the Internet may inhibit the growth of our electronic marketplace

    Due to the increasing popularity and use of the Internet and of e-commerce, it is possible that governments in the U.S. and abroad may adopt a number of taxes, laws and regulations with particular applicability to the Internet and e-commerce transactions. Governments may adopt taxes and enact legislation applicable to us in areas such as content, product distribution and network security. Encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and re-transmission activities may be regulated in the future. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. Taxes, laws or regulations may limit the growth of the Internet, inhibit e-commerce and reduce the number of transactions on our marketplace, increase our cost of doing business or increase our legal exposure. Any of these factors could have a negative effect on our business, revenue, results of operations and financial condition.

We are subject to government regulation applicable to suppliers that exposes us to potential liability and negative publicity

    We currently rely upon our suppliers to meet all packaging, distribution, labeling, hazard information notices to purchasers, record keeping and licensing requirements applicable to our business during the entire transaction. Our reliance on suppliers' regulatory due diligence assessment of purchasers and the compliance by suppliers and purchasers with applicable governmental regulations may not be sufficient if the government requires us to have our own licenses. For example, if we are held to be a seller or a distributor of products because we took legal title to the products, we may have violated some governmental regulations by not having the appropriate license or permit and may be subject to potentially severe civil or criminal penalties and fines for each offense. In addition, we are unable to verify that our suppliers have in the past complied, or will in the future comply, with applicable governmental regulatory requirements, or that their actions satisfy all governmental or other legal requirements that may be applicable to our sales. We could be fined or exposed to civil or criminal liability, including monetary fines and injunctions, and we potentially could receive negative publicity if we or our suppliers have not met or are not meeting applicable governmental regulatory requirements. We do not maintain any reserve for potential liabilities resulting from government regulation.

We may be exposed to product liability claims

    We face potential liability for claims based on the type and adequacy of the information and data that we obtain from suppliers and make available and based on the nature, use or merchantability of the products that we sell and distribute utilizing the Internet. This includes claims for breach of warranty, product or environmental liability, misrepresentation, violation of governmental regulations and other commercial claims. In particular, during periods where we hold title to products or are otherwise liable for the disposition or transfer of the products, we bear the risk of liability for product loss, spill or release, and resulting damages to persons and property during delivery by the supplier to the buyer and return by the buyer to the supplier. In some instances, we pass through the manufacturers' warranties on the products we distribute; however, those warranties are generally limited in terms of scope and liability. Although we maintain commercial general liability insurance, including products liability and completed operations liability, our insurance may not cover some claims, penalties or spills. It is also subject to policy limits and exclusions, and may not fully indemnify us or our employees for any civil, governmental or criminal liability that may be imposed. Furthermore, this insurance may not be available at commercially reasonable rates in the future. Any liability not covered by our insurance or in excess of our insurance coverage could have a negative effect on our business, results of operations and financial condition. While we attempt to limit our liability to buyers in our contracts, some object to limits on liability and these contractual provisions may not absolve us of liability.

    We also seek to obtain insurance coverage and indemnification from our suppliers against some of these claims; however, the scope of the indemnification is limited. All of our suppliers may not agree to indemnify us. In addition, we are generally not in a position to monitor our suppliers' activities. Therefore, we are exposed to liability and risk for these claims.

We may be sued for information and products retrieved from the Web

    As a publisher and distributor of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. These claims have been brought, and sometimes successfully pressed, against online services. We do not and cannot practically screen all of the content generated by our users on the bulletin board system on our online site, and we could be exposed to liability with respect to that content. We could also be subjected to claims based upon the content that is accessible from PlasticsNet through links to other Web sites or through content and materials that members may post in chat rooms or bulletin boards. Although we carry general liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and our business, operating results and financial condition.

Protection of our intellectual property is limited and uncertain

    Our intellectual property is important to our business. We seek to protect our intellectual property through trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, buyers, suppliers and others. We cannot assure you that our means of protecting our intellectual property rights in the United States or abroad will be adequate or that others, including our competitors, will not use our proprietary technology without our consent.

    We have registered trademarks in the United States for "PlasticsNet" and "Commerx, Inc." and have filed a trademark application for "PlasticsNet.Com". However, we cannot guarantee that this trademark application will be granted or that our registered trademarks will be upheld. If we are unable to secure or maintain registration of these marks, we may be required to change the names of our Web sites, stop using these marks to identify our brand or change our domain name, all of which could cause confusion to current and potential buyers and suppliers or disrupt our business. In addition, any name change could cause confusion to potential investors, which could cause the value of our stock to decline.

    Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determinate the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition.

    In the future, we may license certain of our intellectual property, such as trademarks or copyrighted material, to third parties. While we would attempt to ensure that any licensees maintain the quality and value of our brand, we cannot ensure that they would refrain from actions which might diminish this quality and value.

If others assert that our technology infringes their intellectual property rights, resolving the dispute could divert our management team and financial resources

    Recently, many patents have been granted in the United States involving business methods relating to e-commerce. We may be subject to claims that one or more of the business methods on our marketplace infringe patents held by others. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time from our business operations. Either of these consequences of an infringement claim could have a material adverse effect on our operating results. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our operating results may suffer either from reductions in revenue through our inability to serve clients or from increases in costs to license third-party technology.

If software and content that we license from third parties is not available, we may not be able to provide the services on our marketplace

    We rely on third parties to provide us with software and hardware, for which we pay fees. This software has been readily available, and to date we have not paid significant fees for its use. These third parties may increase their fees significantly or refuse to license their software or provide their hardware to us. While other vendors may provide the same or similar technology, we cannot be certain that we can obtain the required technology on favorable terms, if at all. If we are unable to obtain required technology at a reasonable cost, our growth prospects and operating results may be harmed through impairment of our ability to conduct business or through increased cost.

    We also intend to continue to license certain content for our Web site from third parties, including content which is integrated with internally-developed content and used on our Web site to provide key services. We cannot ensure that third parties will continue to license this content to us on commercially reasonable terms or that we will be able to successfully integrate third party content. Licensing content from third parties exposes us to risks associated with the assimilation of new content, the diversion of resources from the development of our content, the inability to generate revenue from new content sufficient to offset associated acquisition costs and the maintenance of uniform, appealing content. The inability to obtain any of these licenses could delay site development or services until we can identify, license and integrate equivalent content. Any delays in site development or services could have a material adverse effect on our business, operating results and financial condition.

Officers and directors and their affiliates will continue to have substantial control over us after the offering

    Upon completion of this offering, our executive officers and directors and
their affiliates will beneficially own approximately              % of the
shares of common stock (         % if the underwriters exercise the over-
allotment option in full). As a result, our officers, directors and their affiliates will have the ability to influence the election of our Board of Directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control.

We may require additional capital for our operations

    We currently anticipate that the net proceeds of the offering, together with our existing borrowing arrangements and available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 18 months. We may need to raise additional funds in the future in order to develop new or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced. These securities may have powers, preferences and rights that are senior to those of the rights of our common stock.

    We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, promote our brand identity, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any inability to do so could have a negative effect on our business, revenue, financial condition and results of operations.

Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions of our corporate charter and bylaws and Delaware law

    Provisions in our Certificate of Incorporation, in our Bylaws and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our Certificate of Incorporation and Bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

  . a staggered Board of Directors, where stockholders elect only a minority of the Board each year;

  . undesignated preferred stock, which the Board of Directors may set the terms of and issue without stockholder approval;

  . advance notification procedures for matters to be brought before stockholder meetings;

  . a limitation on who may call stockholder meetings; and

  . a prohibition on stockholder action by written consent.

    We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder," meaning generally a stockholder who beneficially owns more than 15% of our stock, for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board. This could have the effect of delaying or preventing a change in control.

Our management has broad discretion over how to use the proceeds of this offering; we may not use the proceeds in ways that help our business succeed

    We estimate that our net proceeds from this offering will be $    million,
at an assumed initial public offering price of $     per share after deducting
estimated underwriting discount and offering expenses. Our primary purposes in making this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the marketplace. We have no specific plans for the net proceeds of this offering other than working capital and general corporate purposes. Accordingly, our management will have broad discretion as to how to apply the net proceeds of this offering. If we fail to use these proceeds effectively, our business may not grow and our revenue and net income may decline.

The trading market price of our stock may decline as a result of substantial sales of our common stock after the offering

    Sales of a substantial number of shares of our common stock after the offering could negatively affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have shares of common stock outstanding or subject to currently exercisable options
(                  shares if the underwriters' over-allotment option is
exercised in full). The                    shares sold in this offering
(                  shares if the underwriters' over-allotment option is
exercised in full) will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144. The remaining shares of common stock outstanding upon completion of the
offering will be "restricted securities" as that term is defined in Rule 144.

    Stockholders holding approximately       % of the outstanding common stock
and options to purchase common stock exercisable within 180 days after the date of this prospectus have executed lock-up agreements that limit their ability to sell common stock. These stockholders and option holders have agreed not to sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Goldman Sachs. When the lock-up agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases only pursuant to the volume, manner of sale and notice requirements of Rule 144.

You will suffer immediate and substantial dilution in the book value of your investment

    The initial public offering price per share will significantly exceed our net tangible book value per share. If we were to liquidate immediately after the offering, investors purchasing shares in this offering would receive a per share amount of tangible assets net of liabilities that would be less than the initial public offering price per share. Investors purchasing shares in this
offering will suffer dilution of $        per share from their investment.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different than those expressed or implied by these forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of the shares being
offered will be approximately $     million, at an assumed initial public
offering price of $    per share, after deducting the estimated underwriting
discount and offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us
from the sale of the shares being offered will be approximately $      million.

    The principal purposes of this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the marketplace. We have no specific plans for the net proceeds of this offering other than general corporate purposes and working capital, and our use of these proceeds will be in the discretion of our management. Pending deployment of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the authorization of additional common and preferred stock and our issuance and sale of 3,128,732 shares of Series B preferred in November and December 1999 for net proceeds of approximately $36.9 million. The net proceeds include approximately $2.1 million that reflect the November 1999 conversion of all management notes and accrued interest into shares of Series B preferred. The pro forma balance sheet data also includes the write-off of $185,747 of remaining management loan discounts, and the conversion of all Series A and Series B preferred stock into 11,698,732 shares of common stock upon the closing of this offering.

  . on a pro forma basis as adjusted to reflect our issuance and sale of shares of common stock in this offering at an assumed initial
    public offering price of $       per share and after deducting the
    estimated underwriting discount and offering expenses, and the application of the net proceeds as described in "Use of Proceeds".

    None of the amounts reflects 3,820,500 shares of common stock issuable upon exercise of options outstanding under our stock option plan as of September 30, 1999 at a weighted average exercise price of $0.84 per share or 137,648 shares of common stock, which will be issuable upon the exercise of warrants at a weighted average exercise price of $3.10 per share.

    You should read the table below along with our balance sheet as of September 30, 1999 and the related notes to the financial statements, which are included elsewhere in this prospectus.

                                                      September 30, 1999
                                                  ----------------------------
                                                                        Pro
                                                              Pro     Forma As
                                                   Actual    Forma    Adjusted
                                                  --------  --------  --------
                                                        (in thousands)
Notes payable, net of current portion............ $    184  $    184    $
Capital lease obligations, net of current
 portion.........................................      813       813
                                                  --------  --------    ---
Long-term debt, net of current portion...........      997       997
Redeemable convertible Series A preferred stock,
 $.001 par value per share, 8,682,858 shares
 authorized, 8,570,000 shares issued and
 outstanding actual and no shares issued and
 outstanding pro forma or pro forma as adjusted..    7,010       --
Stockholders' equity (deficit)
 Convertible Series B preferred stock, $.001 par
  value per share, 3,218,021 authorized, no
  shares issued or outstanding actual, pro forma
  or pro forma as adjusted.......................      --        --
 Common stock, $.001 par value per share;
  20,000,000 shares authorized, 7,430,000 shares
  issued and outstanding actual; 19,128,732
  shares issued and outstanding pro forma;
  shares issued and outstanding pro forma as
  adjusted.......................................        7        19
 Deferred compensation...........................     (592)     (592)
 Additional paid-in capital......................    3,495    47,352
 Accumulated deficit.............................  (12,416)  (12,627)
                                                  --------  --------    ---
   Total stockholders' equity (deficit)..........   (9,506)   34,152
                                                  --------  --------    ---
   Total capitalization (deficit)................ $ (1,499) $ 35,149    $
                                                  ========  ========    ===

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999, was
approximately $       million, or       per share. Pro forma net tangible book
value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and then divided by the total number of shares of common stock outstanding on December 31, 1999 after giving effect to the conversion of all shares of outstanding Series A and Series B preferred stock effective as of the closing of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us at an assumed initial public
offering price of $     per share, and after deducting the estimated
underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value on December 31, 1999 would have been
approximately $     million, or $     per share of common stock. This
represents an immediate increase in pro forma as adjusted net tangible book
value of $      per share to existing stockholders and an immediate dilution of
$     per share to new investors purchasing shares of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share...............          $
  Pro forma net tangible book value per share before this
   offering................................................... $
  Increase per share attributable to new investors............
                                                               --------
Adjusted pro forma net tangible book value per share after
 this offering................................................
                                                                        --------
Dilution per share to new investors...........................          $
                                                                        ========

    The following table summarizes on a pro forma as adjusted basis, after giving effect to the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid by investors and the average price per share paid by existing stockholders and by new investors at an assumed initial
offering price of $      per share before deducting estimated underwriting
discount and offering expenses:

                                               Shares         Total      Average
                                             Purchased    Consideration   Price
                                           -------------- --------------   Per
                                           Number Percent Amount Percent  Share
                                           ------ ------- ------ ------- -------
Existing stockholders.....................             %  $           %  $
New investors.............................
                                           -----  ------  ------ ------  ------
  Totals..................................        100.0%         100.0%
                                           =====  ======  ====== ======

    The preceding tables exclude 4,058,875 shares of common stock issuable upon exercise of options outstanding under our stock option plan on December 31, 1999 at a weighted average exercise price of $1.32 per share and 137,648 shares of common stock which will be issuable upon exercise of warrants at a weighted average exercise price of $3.10 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    You should read the selected financial data set forth below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes. We have derived the statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, and the balance sheet data as of December 31, 1996, 1997 and 1998 and September 30, 1999 from our financial statements that have been audited by PricewaterhouseCoopers LLP. We have derived all other data in this table from unaudited financial statements. We believe the unaudited results shown in the table below include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for all of 1999.

                               July 1995
                              (inception)                                              Nine Months Ended
                                through           Year Ended December 31,                September 30,
                              December 31,  -------------------------------------  ----------------------------
                                  1995         1996         1997         1998         1998         1999
                              ------------  -----------  -----------  -----------  -----------  ----------
                                          (in thousands, except share and per share data)
Statement of Operations
 Data:
Revenue.....................  $         3   $        53  $       305  $       375  $       264  $      833
Cost of revenue.............          --            --           --           --           --          426
                              -----------   -----------  -----------  -----------  -----------  ----------
Gross profit................            3            53          305          375          264         407
Operating expenses:
 Sales and marketing........           68           331          451          577          318       2,643
 Information technology.....           78           336          274          515          298       2,344
 Production and operations..          --            129          139          140          113         849
 General and
  administrative............          156           159          217        1,135          635       2,284
 Amortization of deferred
  stock compensation........          --            --           --           --           --          387
                              -----------   -----------  -----------  -----------  -----------  ----------
   Total operating expenses.          302           955        1,081        2,367        1,364       8,507
                              -----------   -----------  -----------  -----------  -----------  ----------
Loss from operations........         (299)         (902)        (776)      (1,992)      (1,100)     (8,100)
Interest income (expense),
 net........................          (13)          (50)        (118)        (186)        (134)         20
                              -----------   -----------  -----------  -----------  -----------  ----------
Net loss....................  $      (312)  $      (952) $      (894) $    (2,178) $    (1,234) $   (8,080)
                              ===========   ===========  ===========  ===========  ===========  ==========
Historical basic and diluted
 loss per common share......  $     (0.02)  $     (0.06) $     (0.05) $     (0.13) $     (0.07) $    (1.09)
                              ===========   ===========  ===========  ===========  ===========  ==========
Pro forma loss per share....                                          $     (0.15)              $    (0.54)
                                                                      ===========               ==========
Weighted average shares used
 to compute historical basic
 and diluted loss per share
 ...........................   16,950,000    16,950,000   16,950,000   16,897,835   16,950,000   7,430,000
Weighted average shares used
 to compute pro forma net
 loss per share ............                                           14,095,000               14,836,096

    Potentially dilutive common shares have been excluded from the shares used to compute earnings per share in each loss year because their inclusion would be antidilutive. Pro forma loss per share data reflect the conversion of all outstanding preferred stock into common stock, even if the effect of the conversion is antidilutive.

    The following pro forma balance sheet data give effect to our issuance and sale of 3,128,732 shares of Series B preferred in November and December 1999 for net proceeds of approximately $36.9 million. The net proceeds include approximately $2.1 million that reflects the November 1999 conversion of all management notes and accrued interest into shares of Series B preferred. The pro forma balance sheet data also includes the write-off of $185,747 of remaining management loan discounts, and the conversion of all Series A and Series B preferred stock into 11,698,732 shares of common stock upon the closing of this offering.

                                                                 As of
                              As of December 31,           September 30, 1999
                         --------------------------------  --------------------
                         1995    1996     1997     1998    Actual    Pro Forma
                         -----  -------  -------  -------  --------  ----------
                                          (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $ 249  $   --   $    52  $ 3,303  $  1,800   $  36,642
Working capital
 (deficit)..............  (195)  (1,168)  (2,066)   2,531    (3,035)     33,613
Total assets............   363      123      186    3,752     3,927      38,769
Long-term debt, net of
 current portion........   --       --       --       --        997         997
Redeemable convertible
 preferred stock........   --       --       --     5,010     7,010         --
Total stockholders'
 equity (deficit).......  (112)  (1,065)  (1,958)  (2,073)   (9,506)     34,152

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that include risks and uncertainty. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

    Commerx is a provider of business-to-business e-commerce solutions for vertical, industrial processing markets. Our first marketplace is PlasticsNet, a secure, supplier-neutral, buyer-focused marketplace on the Internet that is used for the procurement of plastics products and services. We began developing the PlasticsNet marketplace in 1995 with the goal of establishing the first Internet-based e-commerce marketplace for the plastics industry.

    From inception through March 1999, we were a development-stage enterprise and did not have significant revenue. Our operating activities during this period related primarily to designing and developing the PlasticsNet community, building our corporate infrastructure, establishing relationships with suppliers of plastics products and services and raising capital. From September 1995 through March 1999, we derived revenue primarily from fees for services for the creation and production of advertising on our Web site. We began conducting transactions on our marketplace in April 1999, and we intend to continue developing the site's functionality and service offerings.

    We have generated nominal revenue to date, and our ability to generate significant revenue is uncertain. We have incurred significant losses since inception and, as of September 30, 1999, we had an accumulated deficit of approximately $12.4 million. We currently anticipate our losses to increase in the future and cannot assure you that we will achieve or sustain profitability.

    From inception, we have increased our level of spending to build our corporate infrastructure, develop the PlasticsNet marketplace and attract an experienced management team. We intend to increase our marketing, sales, technology, administrative and other operating expenses as required to continue to build the PlasticsNet marketplace, as well as to enter other vertical industrial processing markets and expand into international markets. We anticipate that these expenses could significantly precede any revenue generated by our increased spending.

Revenue

    From inception through March 1999, we derived our revenue solely from fees paid for establishing and maintaining supplier business centers and other advertising content on the PlasticsNet marketplace. We contract for the establishment and renewal of business centers generally on an annual basis and recognize revenue equally over each of the twelve months. Other advertising revenue, such as banner ads, is contracted generally on a quarterly basis, and we recognize revenue equally over each of the three months of the agreement. We expect that both of these sources of revenue will continue to grow, but will account for a smaller share of our total revenue in the future. Historically, we have collected substantially all of our accounts receivable for advertising services; however, we provide an allowance for doubtful accounts.

    Beginning in the second quarter of 1999, we began generating transactional revenue, derived from the sale of plastics products to buyers through our Internet-based e-commerce marketplace. By the end of 1999, we derived revenue predominantly from sales of products on our marketplace. Under the majority of our current supplier agreements, we act as the principal by purchasing products from suppliers and reselling them to buyers. We recognize revenue at the time of title transfer, which is typically at the time of shipment. Suppliers ship products directly to buyers based on their delivery specifications. Under these principal-based agreements, we are responsible for selling products, collecting payment, ensuring that shipments reach buyers and processing returns. We take title to products upon shipment and bear the risk of loss for collection, delivery and product returns. We provide an allowance for sales returns, which have been inconsequential to date. We also provide an allowance for doubtful accounts, but have not deemed any transaction-based receivables uncollectable to date.

    We also intend to engage in agency transactions where we will neither take title to products nor bear the risk of loss for collection or product returns. Under these agency-based transactions, we will recognize revenue equal to a percentage of the purchase price of products sold at the time the products are shipped to the buyer. We have not had any agency transactions to date, but these transactions may ultimately constitute an important part of our business.

    We also intend to provide information technology, fulfillment and consulting services, such as integrated procurement technology services that are required to integrate buyers' and suppliers' systems with the PlasticsNet marketplace. We will recognize service revenue upon complete fulfillment or degree of completion of the service.

    We exclude revenue and related expenses resulting from barter transactions from our financial records.

    During the year ended December 31, 1999, Endura Plastics, Inc. accounted for approximately 23% of our revenue, National Plastics Network accounted for approximately 20% of our revenue, and Borneo, Inc. accounted for approximately 14% of our revenue. The percentage of our revenue generated by each of these buyers is expected to decline in 2000.

Cost of Revenue

    Cost of revenue varies widely depending upon the type of transaction. Advertising revenue does not have associated direct costs of sales; therefore, gross profit is equal to revenue. When we act as the principal in a procurement transaction, our cost of revenue consists of the cost of acquiring products from our distributors and suppliers for sale to our buyers. When we act as an agent, transactional revenue does not have associated direct costs of sales. The cost of revenue for consulting services will include personnel costs that we will incur in providing these services. We anticipate earning higher gross profit as we build our agency and service revenue; however, we expect our overall gross profit as a percent of revenue will decrease as we derive a larger percentage of our revenue from principal-based transactions on our marketplace.

Operating Expenses

    Sales and Marketing. Sales and marketing expenses consist primarily of payroll, benefits and travel expenses for employees engaged in our sales and marketing activities and for our advertising and promotion activities. Sales and marketing expenses have increased since inception as we have expanded our sales and marketing efforts. We expect that sales and marketing expenses will increase significantly in future periods as we hire additional sales and marketing personnel to drive user adoption among buyers and sellers in the plastics industry, develop our branding strategy and pursue new vertical and international markets.

    Information Technology. Information technology expenses consist primarily of payroll, benefits, consultant fees and various communication expenses associated with developing, maintaining and enhancing the PlasticsNet marketplace. Increased information technology spending has resulted from additional staffing and associated costs incurred to enhance the features, content and functionality of the PlasticsNet marketplace. Research and development expenditures are expensed as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established either by completion of a detailed program design or a working model of the product and ending when a product is available for general release to consumers. To date, attainment of technological feasibility and general release of our products have substantially coincided. As a result, we have not capitalized any software development costs. We believe that continued spending on product development is critical to achieving success, and therefore expect product development costs to increase in future periods.

    Production and Operations. Production and operations expenses consist primarily of payroll, benefits and consulting fees that are incurred to provide integration, content management and order management services to users of the PlasticsNet marketplace. We expect these costs to increase as our user base grows and our services expand within the domestic plastics industry as well as to other vertical industrial markets and geographic markets.

    General and Administrative. General and administrative expenses consist primarily of payroll, benefits and professional service fees. We allocate overhead costs pro rata to each functional department. We expect general and administrative expenses to increase in future periods to support our expanded operations and the expenses of being a public company.

    Stock-Based Compensation. Stock-based compensation expense consists of expense related to employee stock option grants issued with exercise prices lower than the deemed fair value of the underlying shares at the time of grant. We amortize stock-based compensation for employee stock options on an accelerated basis over the vesting period of each individual award.

Results of Operations

    Due to our limited operating history, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as an indication of future performance.

Nine Months Ended September 30, 1998 and 1999

  Revenue

    Total revenue increased 216% from $264,000 in the nine months ended September 30, 1998 to $833,000 in the same period during 1999. This increase reflects an increase in advertising revenue of 47% from $264,000 to $388,000. In addition, transaction revenue was $445,000 for the nine months ended September 30, 1999.

                           Quarterly Revenue Analysis

                                                       Three Months Ended
                                                --------------------------------
                                                March 31, June 30, September 30,
                                                  1999      1999       1999
                                                --------- -------- -------------
                                                         (in thousands)
Transaction revenue:
  Principal-based..............................  $  --      $112       $333
  Agency-based.................................     --       --         --
                                                 ------     ----       ----
Total transaction revenue......................     --       112        333
Advertising and other revenue..................     112      134        142
                                                 ------     ----       ----
Total revenue..................................  $  112     $246       $475
                                                 ======     ====       ====

 Cost of Revenue

    During the nine months ended September 30, 1999, cost of revenue increased from zero to $426,000 due to the introduction of principal-based transaction revenue. We expect that cost of revenue will increase in future periods due to increases in principal-based transaction volume through our procurement center.

 Operating Expenses

    Sales and Marketing. Sales and marketing expenses increased 718% from $318,000 for the nine months ended September 30, 1998 to $2.6 million for the same period in 1999. The increase reflects continued investment in sales and marketing activities and growth in staffing levels that increased from three as of September 30, 1998 to 23 as of September 30, 1999.

    Information Technology. Information technology expenses increased 672% from $298,000 for the nine months ended September 30, 1998 to $2.3 million for the same period in 1999. The increase is primarily attributable to higher costs associated with staffing levels that increased from three as of September 30, 1998 to 15 as of September 30, 1999 and consulting fees related to Web site development and system integration.

    Production and Operations. Production and operations expenses increased 651% from $113,000 for the nine months ended September 30, 1998 to $849,000 for the same period in 1999. The increase is primarily attributable to higher costs associated with staffing levels that increased from two as of September 30, 1998 to 13 as of September 30, 1999 and consulting fees.

    General and Administrative. General and administrative expenses increased 262% from $635,000 for the nine months ended September 30, 1998 to $2.3 million for the same period in 1999. This increase is primarily attributable to the addition of personnel in the areas of human resources, finance and executive management that increased from three as of September 30, 1998 to 15 as of September 30, 1999 to support the growth of our business in the current period and in future years. Overhead costs, including rent, depreciation, utilities and recruiting costs, increased 524% from $109,000 in the nine months ended September 30, 1998 to $680,000 in the same period in 1999.

    Amortization of Deferred Compensation. In connection with the grant of options under our employee stock option plan in March 1999, we recorded aggregate deferred compensation expense of $979,000 for options granted during the nine months ended September 30, 1999. We are amortizing the deferred compensation expense over the full vesting period of the stock options. We amortized approximately $387,000 during the nine months ended September 30, 1999.

 Other Income (Expense), net

    Other expense decreased 71% from $133,000 for the nine months ended September 30, 1998 to $39,000 for the same period in 1999, reflecting lower interest expense on related party obligations. Interest income of $59,000 for the nine months ended September 30, 1999 represented interest income earned on invested funds received from the December 1998 financing.

Years Ended December 31, 1996, 1997 and 1998

 Revenue and Gross Profit

    Total revenue increased 475% from $53,000 in 1996 to $305,000 in 1997 and 23% to $375,000 in 1998. The increase in revenue from 1996 to 1998 is primarily attributable to the increase in advertisers on our site. Advertising, including the development of supplier business centers, was our sole source of revenue through March 1999. Since all of our revenue during this time period was derived from advertising fees, our gross profit is equal to revenue.

  Operating Expenses

    Sales and Marketing. Sales and marketing expenses increased 36% from $331,000 in 1996 to $451,000 in 1997 and 28% to $577,000 in 1998. The increase from 1996 to 1998 resulted primarily from continued investment in sales and marketing activities and increased staffing levels as our business developed.

    Information Technology. Information technology expenses decreased 18% from $336,000 in 1996 to $274,000 in 1997 and increased 88% to $515,000 in 1998. The decrease from 1996 to 1997 was primarily due to a decrease in consulting costs incurred during 1996 in connection with launching the PlasticsNet Web site. The increase from 1997 to 1998 primarily relates to higher costs associated with increased staffing levels, consulting fees and software costs in support of enhancing the features, content and functionality of the PlasticsNet marketplace.

    Production and Operations. Production and operations expenses increased 8% from $129,000 in 1996 to $139,000 in 1997 and increased to $140,000 in 1998.
Production and operations costs were primarily related to graphics content development for our Web site from 1996 to 1998.

    General and Administrative. General and administrative expenses increased 36% from $159,000 in 1996 to $217,000 in 1997 and increased 407% to $1.1 million in 1998. The increase from 1996 to 1998 was primarily due to increased consulting fees, recruiting fees associated with increased staffing levels and legal fees.

  Other Income (Expense), net

    Other expense increased 136% from $50,000 in 1996 to $118,000 in 1997 and increased 58% to $186,000 in 1998. The increases in all periods were generated from interest expense incurred on an increasing loan balance from a related party.

  Income Taxes

    On December 27, 1998, in connection with a private placement of preferred stock, we were required to change our corporate tax status from an S-Corporation to a C-Corporation, which subjected us to federal and state corporate income taxes. At December 31, 1998, we recorded a deferred tax asset and, as a result of uncertainties regarding the realization of the assets due to our lack of earnings history, also recorded a full valuation allowance. See
Note 8 of Notes to Financial Statements.

Liquidity and Capital Resources

    Since our inception, we have funded our operations primarily through operating loans from a related party and from the private sale of our equity securities. We used related party advances as our primary source of funding from inception through December 1998, at which time substantially all of the outstanding balances were extinguished, except for approximately $100,000, which we repaid in November 1999. Since December 1998, we have raised net proceeds through the private sale of our equity securities of approximately $38.9 million. We have also financed our operations through secured equipment lease financing and an unsecured note. At September 30, 1999, our principal sources of liquidity included approximately $1.8 million of cash and cash equivalents, $1.0 million of available credit line with a commercial bank and $300,000 of equipment financing arrangements.

    We had outstanding loans from related parties of approximately $1,970,000 as of December 31, 1997 and approximately $93,000 as of December 31, 1998. As of September 30, 1999 we had approximately $1.1 million outstanding under the equipment financing arrangements, $300,000 outstanding on a three-year note due to a financing company and $2.0 million outstanding on six-month, convertible notes due to certain officers of the company. Subsequent to September 30, 1999, we raised approximately $36.9 million in net proceeds from the private sale of our Series B preferred stock, after conversion of the six-month notes referenced above.

    Net cash used in operating activities was $900,000 in 1996, $800,000 in 1997, $1.6 million in 1998 and $5.6 million for the nine months ended September 30, 1999. Net cash used in operating activities primarily resulted from personnel, consulting and overhead costs.

    Net cash used in investing activities was $41,000 in 1996, $32,000 in 1997, $144,000 in 1998 and $388,000 for the nine months ended September 30, 1999. We have made substantial investments in computer equipment, computer software, office furniture and leasehold improvements, primarily through the financing lease agreements referenced above.

    Net cash provided by financing activities was $700,000 in 1996, $900,000 in 1997, $5.0 million in 1998 and $4.5 million for the nine months ended September 30, 1999. Net cash from financing activities was initially derived from operating loans from a related party and thereafter from the sale of our preferred stock and convertible notes. We currently anticipate that the net proceeds from this offering, together with our current cash, cash equivalents and equipment lease line, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months. However, we may need to raise additional funds in future periods through public or private financings, or other arrangements to fund our operations and potential acquisitions, if any, over a long-term basis until we achieve profitability, if ever. Any additional financing activities, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could seriously harm our business and results of operations. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage of ownership of our stockholders will be further diluted. Furthermore, these equity securities might have rights, preferences or privileges senior to our common stock.

Quarterly Results of Operations

    The following table presents our unaudited quarterly operating results for the four quarters in the twelve months ended September 30, 1999. You should read the following table together with our financial statements and related notes in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the operating results of any quarter.

                                          Three Months Ended
                             -------------------------------------------------
                             December 31, March 31,   June 30,   September 30,
                                 1998       1999        1999         1999
                             ------------ ---------   --------   -------------
                                            (in thousands)
Statement of Operations
 Data:
Revenue....................     $  111    $    112    $    246     $    475
Cost of revenue............        --          --          106          320
                                ------    --------    --------     --------
Gross profit...............        111         112         140          155
                                ------    --------    --------     --------
Operating expenses:
 Sales and marketing.......        259         406         781        1,456
 Information technology....        217         396         628        1,320
 Production and
  operations...............         27         121         273          455
 General and
  administrative...........        500         504         632        1,148
 Amortization of deferred
  stock compensation.......        --          190          96          101
                                ------    --------    --------     --------
   Total operating
    expenses...............      1,003       1,617       2,410        4,480
                                ------    --------    --------     --------
Operating loss.............       (892)     (1,505)     (2,270)      (4,325)
Other income (expense),
 net.......................        (52)         26          13          (19)
                                ------    --------    --------     --------
Net loss...................     $ (944)   $ (1,479)   $ (2,257)    $ (4,344)
                                ======    ========    ========     ========

                                          Three Months Ended
                             -------------------------------------------------
                             December 31, March 31,   June 30,   September 30,
                                 1998       1999        1999         1999
                             ------------ ---------   --------   -------------
As a Percentage of Revenue:
Revenue....................        100%        100%        100%         100%
Cost of revenue............        --          --           43           67
                                ------    --------    --------     --------
Gross profit...............        100         100          57           33
                                ------    --------    --------     --------
Operating expenses:
 Sales and marketing.......        233         362         318          306
 Information technology....        196         354         255          278
 Production and
  operations...............         24         108         111           96
 General and
  administrative...........        451         450         257          242
 Amortization of deferred
  stock compensation.......        --          170          39           21
                                ------    --------    --------     --------
   Total operating
    expenses...............        904       1,444         980          943
                                ------    --------    --------     --------
Operating loss.............       (804)     (1,344)       (923)        (910)
Other income (expense),
 net.......................        (46)         23           6           (4)
                                ------    --------    --------     --------
Net loss...................       (850)%    (1,321)%      (917)%       (914)%
                                ======    ========    ========     ========

Year 2000 Compliance

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. In order to distinguish 21st century dates from 20th century dates, the date code field must be modified to distinguish between 21st and 20th century dates. As a result, many companies upgraded or replaced their software and computer systems in order to comply with these Year 2000 requirements. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations resulting in disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in normal business activities.

    We have been able to build our internal business systems with Year 2000 compliance in mind and, as a result, to date we have not suffered any disruptions in our systems following December 31, 1999. In addition, to date, we have not been made aware that any of our technology or communications vendors have suffered disruptions in their systems; however, some of our suppliers have informed us that they have experienced Year 2000-related difficulties. Failure of our internal computer systems, third-party equipment or software, or systems maintained by our suppliers to operate properly with regard to the Year 2000 could require us to incur significant unanticipated expenses to remedy any problems.

Market Risk

    All of our revenue recognized to date has been denominated in United States dollars and is primarily from buyers in the United States. We intend to establish foreign subsidiaries in the future. We have not yet had any revenue from international transactions. In the future, a portion of the revenue we derive from international operations may be denominated in foreign currencies. As a result, our operating results could become subject to significant fluctuations based upon changes in the exchange rates of those currencies in relation to the United States dollar. Furthermore, to the extent that we engage in international sales denominated in United States dollars, an increase in the value of the United States dollar relative to foreign currencies could make our services less competitive in international markets. Although currency fluctuations are currently not a material risk to our operating results, we intend to continue to monitor our exposure to currency fluctuations and, when appropriate, use financial hedging techniques to minimize the effect of these fluctuations in the future. We cannot assure you that exchange rate fluctuations will not harm our business in the future. We do not currently utilize any derivative financial instruments or derivative commodity instruments.

    Our interest income is sensitive to changes in the general level of United States interest rates, particularly since the majority of our investments are in short-term instruments. Borrowings under our existing credit lines are also interest rate sensitive, since the interest rate charged by our bank varies with changes in the prime rate of lending. We believe, however, that we are currently not subject to material interest rate risk.

Recent Accounting Pronouncement

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, which is effective, as amended, for all quarters in fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. As we do not currently engage in derivative or hedging activities, we do not expect the adoption of this standard to have a significant impact on our consolidated financial statements.

                                    BUSINESS

Company Overview

    Commerx creates business-to-business electronic marketplaces that enable buyers and sellers in industrial processing markets to transact business on the Internet. We target industrial processing markets characterized by large numbers of buyers and sellers, high levels of fragmentation, inefficient supply chains and large transaction volume. Our first marketplace is PlasticsNet.

    PlasticsNet provides a secure, supplier-neutral, buyer-focused marketplace that streamlines the procurement of plastics products and services. The PlasticsNet marketplace enables buyers and sellers to execute transactions on the Internet and provides the tools, content and community to help them make more informed decisions. Through the PlasticsNet marketplace, sellers can cost-effectively provide current pricing and product information to a large pool of buyers. In addition, buyers can efficiently search for products, identify suppliers, compare product prices and specifications, and complete a purchase. Led by a management team with extensive experience in the plastics, industrial processing and technology industries, PlasticsNet has emerged as a leading business-to-business electronic marketplace for the procurement of plastics.

    We currently offer for sale on our procurement center over 30,000 plastics products, or SKU's, from approximately 50 suppliers. We also have recently signed strategic agreements with suppliers that provide us access to additional products that we are currently adding to the PlasticsNet marketplace. These agreements will provide us with over 1,000 direct materials products, such as resins and additives, from a relationship with Ashland Inc. and over 400,000 maintenance, repair and operations, or MRO, products from a relationship with MSC Industrial Direct Co. Inc. Our marketplace had approximately 73,000 user sessions during December 1999 and currently has over 35,000 registered user accounts. In 1999, Business Marketing, an Advertising Age publication, ranked PlasticsNet as the fourth-best business-to-business Web site out of 300 surveyed in the U.S. based on a variety of criteria, including ease of navigation, design, presentation of information and e-commerce capabilities.

Industry Background

Growth of Business-to-Business Internet Commerce

    The Internet has emerged as the fastest growing communications medium in history and is dramatically changing how businesses and individuals communicate, share information and conduct commerce. Initially, the growth of the Internet created opportunities for conducting business-to-consumer and consumer-to-consumer e-commerce. More recently, the widespread adoption of intranets, the acceptance of the Internet as a business communications platform, and increased and secure bandwidth have created a foundation for business-to-business e-commerce. This offers the potential for organizations to increase revenue, streamline complex business processes and supply chains, reduce costs and improve productivity. According to Forrester Research, Internet-based business-to-business e-commerce is expected to grow from $109 billion in 1999 to $1.3 trillion in 2003, accounting for more than 90% of the dollar value of e-commerce in the United States by 2003.

    The dynamics of business-to-business e-commerce relationships differ significantly from those of other e-commerce relationships. Business-to-business e-commerce solutions frequently automate or otherwise impact workflows or processes that are fundamental to business operations by replacing various paper-based transactions with electronic communications. These solutions are most effective when integrated with a company's existing information systems, a process that can be complex and time consuming, often requiring personnel to be trained to use the solution. Consequently, selection and implementation of a business-to-business e-commerce solution represents a significant commitment by an enterprise. However, because business transactions are typically recurring and non-discretionary, we believe the lifetime value of a business-to-business e-commerce customer is substantial.

    As business-to-business e-commerce continues to grow, industry-specific or "vertical" marketplaces are achieving increasing acceptance. These vertical marketplaces bring together buyers, sellers, and information in open, online marketplaces that automate complex business processes and supply chains. We believe business-to-business e-commerce marketplaces are most likely to be successful in industries characterized by:

  . large numbers of buyers and sellers,

  . a high degree of fragmentation among buyers, sellers or both,

  . complex supply chains,

  . significant dependence on information exchange,

  . large transaction volume, and

  . large product selection.

The Plastics Industry Supply Chain

    The plastics industry, which we estimate represented over one trillion dollars in annual product shipments worldwide in 1999, is one of the largest manufacturing industries in the world. According to The Society of Plastics Industry's latest available data, the plastics industry ranked fourth in U.S. product shipments by dollar volume among top manufacturing industry groups in 1996. We estimate that the domestic shipments related to the U.S. plastics industry, including products, services and other activities, reached over $400 billion in 1999.

    The plastics industry supply chain is comprised of suppliers, plastics processors and original equipment manufacturers ("OEMs") as illustrated below.

                              [SUPPLY CHAIN CHART]

Based on our extrapolations of publicly available data, we estimate that the 1999 domestic supplier-to-plastics processor segment of the plastics industry supply chain represented over a $100 billion market. We also estimate that the domestic plastics processor-to-OEM market represented over a $190 billion market in 1999. We believe that both of these segments represent opportunities for e-commerce solutions.

    At the base of the supply chain are an estimated 6,000 companies that supply plastics processors with the following materials, equipment, supplies and services:

  . Direct Materials. Direct materials such as resins and additives are used in the production of plastics components and parts. Resins, which are shipped as small plastic pellets, include polycarbonates, polyetheylene, polyvinyl chloride and polypropylene. Additives, such as colorants and antioxidants, affect the appearance and other characteristics of plastics products.

  . Processing Equipment. Processing equipment is used in the production of plastic components and parts. Examples of processing equipment include injection and blow molding machines, process controls, chillers, software and information systems, and molding systems.

  . Industrial Supplies. Maintenance, repair and operations, or MRO, supplies include items such as cutting tools, mold-cleaning compounds, mold materials, drills, abrasives and office supplies.

  . Services. Typical services provided by suppliers include product design, mold building and die cut stamping.

    Suppliers have traditionally used multiple distribution channels, including direct sales, distributors and brokers, to distribute these different products to plastics processors.

  . Direct Sales. Suppliers currently sell large bulk quantities of products directly to plastics processors. Direct sales arrangements include both spot purchases and contracts for repetitive scheduled purchases, such as railcar or truckload quantities, over a specific period of time. Suppliers typically maintain their own sales forces to facilitate these direct sales.

  . Distributors. Plastics processors generally purchase smaller direct material lots and MRO supplies through distributors. For example, distributors often divide bulk quantities of resin into smaller lots for shipment.

  . Brokers. Brokers and commissioned representatives act as agents in the sale of a variety of product categories, such as resins and new and used equipment. Unlike distributors, brokers and commissioned representatives do not typically carry inventory or break larger lots for shipment.

    Although direct materials, equipment and supplies are sold through each of these distribution channels, the concentration of sales through each channel varies by product. In general, we believe the majority of direct materials are sold through the direct sales forces of manufacturers and through distributors; processing equipment is sold both directly and through brokers; and industrial supplies are sold through distributors.

    Plastics processors are the primary purchasers of these direct materials, equipment, supplies and services. These plastics processors are usually specialized, medium- to small-sized companies that manufacture a large variety of interim components under specifications from OEMs. The interim plastics components are then sold directly to these OEMs. We believe that the number of plastics processors has grown substantially in recent years as OEMs have outsourced an increasing amount of their plastics component manufacturing.

    OEMs are traditionally medium- to large-sized companies that manufacture a broad selection of end products across a wide range of industries, including:

  . Automotive: bumpers, wheel covers and mirror cases

  . Building and construction: pipe fittings, siding and flooring

  . Consumer electronics: computers, cellular phones and compact discs

  . Household goods: kitchen appliances, power tools, major appliances and utensils

  . Packaging: packaging materials and food wraps

We also define OEMs to include commercial end users and retailers that purchase finished plastics products made by plastics processors for resale or use within their businesses. These plastics products are usually simpler products such as plastic cups or straws that do not require any additional assembly.

Inefficiencies in the Traditional Plastics Industry Supply Chain

    The traditional purchasing methods in the plastics industry are inefficient, costly and time consuming for both the buyers and sellers of plastics products and services. The current plastics market environment, particularly in the supplier-to-plastics processor segment, is characterized by the following limitations:

    Fragmented Market of Suppliers. The fragmentation of the supplier base creates inefficiencies for buyers. Currently, there are approximately 6,000 suppliers of direct materials, machinery, equipment and supplies for plastics processors in the United States. The large number of suppliers makes it cumbersome for buyers to determine which suppliers are offering the best products and prices. In addition, none of these suppliers is able to offer the full spectrum of products and services that plastics processors need. Consequently, plastics processors must seek out and purchase from multiple suppliers.

    Fragmented Market of Buyers. The fragmentation of the buyer base creates inefficiencies for suppliers. Of the estimated 20,000 plastics processors in the United States, approximately 15,000 are smaller molders with annual sales of less than $10 million. Due to the large number of plastics processors and their relatively small size, it is difficult for suppliers to locate potential customers and provide them with relevant product and pricing information. Additionally, we believe suppliers have recently scaled back their direct sales forces and have become primarily focused on serving their larger plastics processor customers. As a result, we believe suppliers are searching for more effective and efficient means to service the fragmented community of buyers.

    Inefficient Information Management Processes. Product orders are traditionally handled through internal, paper-based purchasing processes that require manual preparation of purchase orders and manual order tracking, billing and reporting. These paper-based systems are cumbersome and time consuming and make it difficult for buyers to obtain information relating to product availability, pricing and shipment. In addition, plastics processors often must submit multiple purchase orders to multiple suppliers, resulting in higher costs and difficulty tracking orders. Buyers often lack the resources or expertise to streamline these processes. While some suppliers have developed Web sites to communicate with individual buyers, few have invested the significant time and money required to establish an effective e-commerce channel with their customer base. We believe many suppliers will prefer to outsource these processes, allowing them to focus on their core competencies.

    Regional Nature of the Global Plastics Industry. The fragmented and inefficient nature of the plastics industry at a global level often hinders buyers and suppliers from accessing the opportunities that exist outside their domestic markets. We believe the primary reason is the difficulty buyers and suppliers encounter in obtaining reliable, timely information about product availability and market information across regions and national borders. In addition, inefficiencies in distribution make it difficult for suppliers to cost-effectively market and distribute their products internationally.

Need for a Business-to-Business e-Commerce Solution in the Plastics Industry

    The fragmentation and supply chain complexities of the plastics industry create the need for a business-to-business e-commerce solution that provides a vertical marketplace for the buyers and suppliers of plastics products and services. Buyers need a solution that provides increased and unbiased access to a large number of suppliers, valuable information about plastics products and services, simplified order processing and fulfillment, and reduced procurement costs. Suppliers of plastics products need a solution that provides increased exposure to a large number of potential buyers, incremental sales, reduced costs of sales, improved forecasting methods and working capital efficiencies. Both buyers and suppliers need a solution that provides a fair and neutral marketplace for procurement and an information-rich community for the exchange of product knowledge.

The PlasticsNet Solution

    Our solution, the PlasticsNet marketplace, provides a secure, supplier-neutral, buyer-focused marketplace that streamlines the procurement of plastics products and services. The PlasticsNet marketplace enables buyers and sellers to execute transactions on the Internet and provides the tools, content and community to help them make more informed decisions. Through the PlasticsNet marketplace, suppliers can cost-effectively provide current product offering and pricing information to a large pool of buyers. In addition, buyers can efficiently search for products, identify suppliers, compare product prices and specifications, and complete a purchase.

Benefits to Buyers

    Reduced Transaction Costs and Order Simplicity. Our solution automates manual, paper-based business processes, allowing buyers to purchase products online. Using our marketplace, buyers are able to purchase multiple items from multiple suppliers with a single purchase order sent electronically to PlasticsNet. These features benefit the buyer by reducing the administrative effort and expense of evaluating and managing multiple suppliers.

    Accurate and Detailed Product Information. We provide buyers with single-source, Web-based access to an accurate, detailed and current catalog of specifications and pricing information for over 30,000 products from approximately 50 suppliers. This information is organized in a detailed directory that provides quick and convenient access to product information. In addition, we provide buyers with the tools to compare and contrast supplier prices and specifications.

    Integration with Existing Business Processes. We have designed our marketplace to integrate with buyers' business processes and business rules. For example, companies can assign spending limits to individuals within their organizations. We also have the ability to route selected purchase orders to an individual's managing supervisor for approval. In addition, once our marketplace has been integrated with a buyer's information systems, a purchase order entered anywhere within the buyer's system may be modified and submitted directly to our marketplace without unnecessary re-entry of data.

    Buyer Customization. Our marketplace allows buyers to customize their interface to include their own purchasing information, preferred suppliers and pre-negotiated pricing from suppliers. System customization allows buyers to streamline product sourcing and order processing to ensure that they receive the best price for a given product. The PlasticsNet marketplace also provides buyers with reporting capabilities that allow them to review details of previous purchases. Access to this historical information allows buyers to make purchasing decisions more effectively in the future.

    High-Quality Technical Content. We provide technical information on the PlasticsNet marketplace, such as timely industry information and discussion groups. In addition, we give buyers access to material data sheets and product specifications that are useful for comparing and understanding products.

Benefits to Suppliers

    Reduced Transaction and Administrative Costs. Suppliers are able to post their products and related specifications on our online catalog, which can significantly reduce the costs of maintaining, updating, publishing and distributing paper-based catalogs. The PlasticsNet marketplace also allows suppliers to receive and process orders online, thereby reducing costs associated with order processing and tracking, accounts receivable collection and customer service. Furthermore, we provide an Internet-based e-commerce solution that is designed to reduce the need for suppliers to develop and maintain their own online ordering systems.

    Increased Access to Pool of Qualified Buyers. The PlasticsNet marketplace provides suppliers with access to a large pool of potential buyers. Registered buyers provide us with all relevant purchasing information for efficient execution of transactions. We then qualify buyers by performing credit checks and establishing business rules. By having access to this pool of qualified buyers, suppliers can more effectively target their sales efforts. As more buyers register on the PlasticsNet marketplace, we expect this benefit will continue to grow.

    Efficient Marketing and Distribution. Suppliers have traditionally used multiple distribution channels designed to meet diverse customer needs. The PlasticsNet marketplace allows suppliers to market and distribute different types of products, including standard catalog items, negotiated items, and limited supply products, through a single marketplace. We believe this enables suppliers to reduce the complexity and cost of their distribution systems. In addition, suppliers are able to market surplus direct materials and used processing equipment, helping them to manage their inventory more efficiently. Furthermore, by outsourcing many sales functions to PlasticsNet, suppliers are able to shift their existing sales organizations and personnel to other market segments or customer bases.

    Targeted, Cost-effective Advertising Opportunity. We offer individual suppliers the opportunity to market their products by creating and maintaining customized, branded "business centers" on our marketplace. These business centers typically contain product information, services offerings and company profiles, and allow suppliers to reach a targeted audience of potential buyers in a cost-effective fashion. Over 230 industry suppliers currently maintain business centers on our marketplace.

Strategy

    Our objectives are to be the leading electronic marketplace for the plastics industry and to use that leadership position to target other vertical industrial processing markets. Our strategy to achieve these objectives includes the following key elements:

    Capitalize On First Mover Advantage. We plan to capitalize fully upon our position as the first company to offer a comprehensive Internet-based e-commerce solution to the plastics industry. We intend to gain market share aggressively by continuing to expand the selection of plastics products, services and related content offered through our Web site. We have established strategic relationships with several industry-leading participants, including Ashland, MSC, Van Dorn Demag and Schneider Logistics. We are continuing to pursue other key strategic alliances around the world that we believe will allow us to increase our market share. Additionally, as more suppliers use the PlasticsNet marketplace, we believe buyers will increasingly view our marketplace as a primary point of contact with a broad array of plastics suppliers. We also believe that once participants become integrated into our e-commerce solution, its ongoing benefits and the costs of switching to an alternative buying solution will encourage them to continue to use our marketplace.

    Accelerate User Adoption. We will continue to concentrate our efforts on attracting new participants to our marketplace through a targeted sales and marketing effort. Our sales strategy includes an initially high degree of personal contact with both buyers and suppliers to explain the benefits of the PlasticsNet marketplace. In addition, our sales team works closely with our implementation team to assist new buyers and sellers with fully integrating our solution into their existing systems. Our marketing campaign will include event sponsorships, advertising in trade publications and participation in trade shows and industry conferences. In addition, we will continue to drive user adoption and awareness of the PlasticsNet marketplace by leveraging the relationships, reputation and expertise of members of both our management team and our advisory board. We believe that these focused efforts will continue to lead to increased use of our marketplace offerings and services.

    Enhance Technology and Service Offerings. We intend to continue to enhance the technology and service offerings available on our marketplace. These enhancements will include increasing the functionality of our procurement center, further enabling our participants to integrate their systems with our marketplace and providing integrated supply chain services. For example, we believe that there is a large market opportunity for providing technology and integrated supply chain management functions on an outsourced or hosted basis. Plastics processors often do not have the resources to purchase or develop sophisticated electronic systems needed to effectively manage inventory, production planning, logistics and other supply chain operations. We are currently developing the technologies needed to host many of these capabilities on the PlasticsNet marketplace.

    Expand into the Plastics Processor-to-OEM Market Segment. We believe that the approximately $190 billion plastics processor-to-OEM segment represents a large market opportunity. We intend to become the preferred place for OEMs to purchase plastics products by leveraging many of the same procurement solutions and technical and integrated supply chain services that we currently provide in the supplier-to-plastics processor segment. In addition, we intend to focus our efforts on developing solutions for the complex sourcing and ordering processes specific to the OEM segment. For example, OEMs expend significant resources procuring plastic parts and interim components. OEMs typically must design plastic parts, send out requests for quotations to plastics processors and coordinate the delivery and integration of these parts with their own production schedules. We intend to offer a variety of functions and services to make the parts procurement process more efficient, including online material selection, online project development, forecasting and order management. Equally important, we intend to drive and develop user participation by leveraging our existing relationships with plastics processors and by further developing our relationships with OEMs.

    Pursue New Vertical Markets. We believe that many industrial processing markets provide significant e-commerce growth opportunities. We intend to target those markets characterized by complex supply chains, a high degree of fragmentation among buyers and sellers, large transaction volumes and a significant dependence on information exchange. We believe that we are well positioned for these opportunities given our experience in creating the PlasticsNet marketplace. For example, conducting e-commerce in these industrial processing markets will require technologies and procurement functions similar to those that we have already developed. These include catalog content management, online ordering, consolidated invoicing and shipment tracking. As we develop marketplaces for these industrial processing markets, a key part of our strategy includes forming strategic relationships with suppliers of direct materials in these industries. In addition, we will continue to hire management team members with the requisite industry-specific knowledge, experience and relationships needed to execute our strategy effectively.

    Pursue New Geographies. Currently, U.S. domestic plastics products shipments make up less than half of the estimated one trillion dollar plastics opportunity worldwide. Furthermore, the fragmented and inefficient nature of the plastics industry hinders buyers and suppliers from effectively accessing international markets. We intend to leverage our established reputation, technology and strategic relationships to penetrate this large international market opportunity. In addition, we will continue to hire individuals with the requisite knowledge, experience and relationships in these new geographic markets.

The PlasticsNet Marketplace

    Our PlasticsNet marketplace consists of a broad database of approximately 30,000 plastics products and search engine capabilities that enable users to easily identify, locate and purchase the products they need. Both buyers and suppliers access the PlasticsNet marketplace using standard Internet connections and browsers. We also provide implementation services that help our customers take full advantage of the capabilities of the PlasticsNet marketplace. In addition, our customer support and sales force help customers understand both the business and technical benefits of the PlasticsNet marketplace and, when necessary, provide one-on-one education and training to increase user adoption.

    The PlasticsNet marketplace currently offers three services:


                          The PlasticsNet Marketplace

-----------------------------------------------------------------------------------------------
  Procurement Center               .Currently offers over 30,000 products.
                                   .Launched in April 1999.
                                   . Provides the opportunity to buy and sell catalog items and access pricing information online.
-----------------------------------------------------------------------------------------------
  Auction Exchange                 . Currently offers over 350 products.
                                   . Launched in July 1999.
                                   . Provides an online auction and exchange forum for
                                     excess inventory, commodity and off-grade resins and
                                     used equipment.
-----------------------------------------------------------------------------------------------
  Technical Resources and Content  . Launched in 1995.
                                   . Currently offers discussion groups, material data sheets, events calendar, supplier directories, job listings and
                                     educational and training resources.


Procurement Center

    The PlasticsNet procurement center is the transactional component that enables plastics processors to buy direct materials, processing equipment, MRO supplies and services directly from our growing online marketplace of catalog items.

    Once registered as a PlasticsNet user, a buyer can search for products from the online catalog, place product orders and choose a preferred method of payment. Upon order acceptance, the PlasticsNet marketplace automatically sends an e-mail to the buyer advising that the order has been received and is being processed. Our system then automatically generates a purchase order that is sent to each listed supplier. Upon receipt of the order, suppliers provide fulfillment information to us, enabling the buyer to track order and shipment status through the procurement center at any time during the fulfillment process.

    Once the shipment occurs, the functions we perform depend on whether we act as a principal or an agent in the transaction. We recognize revenue and related costs at the time the invoice is generated, which coincides with shipment. In a principal role, we purchase products from suppliers and resell them to buyers, taking responsibility for invoicing, accounts receivable and customer service, while suppliers take responsibility for shipping and fulfillment. In an agency role, which we have not undertaken to date, we would bring buyers and sellers together, facilitate transaction processing and earn revenue from commissions based on transaction value.

    We have designed the procurement center so that it can be customized for buyer-specific requirements, such as pre-negotiated price agreements with suppliers, and tools that enable online work flow procedures. In addition to our current features, we are working with leading software and systems integration firms to continue enhancing the capabilities of our procurement center.

Auction Exchange

    We provide an online auction exchange where sellers can offer surplus inventory, commodity resins, off-grade resins, machinery and used equipment. Over 350 products are currently offered for sale on the auction exchange.

    In a typical auction sale, suppliers establish the asking price of the product and provide us with a schedule of price discounts to be implemented according to the length of time the product remains on the auction. We then post the item on our auction exchange, where buyers can view the product's specifications and current asking price, but do not have access to the schedule of price discounts. The auction remains open as long as the product is available, or until the seller terminates the auction. When a buyer decides to purchase an item through the auction exchange, invoicing and fulfillment occur in the same manner as in transactions executed through the procurement center. We act as either principal or agent in auction transactions, depending on the type of product sold or the specifics of the transaction.

    In response to demand from our market participants, we are currently expanding the auction capabilities and purchasing alternatives available in our marketplace. Through software licensing agreements with third-party providers, we are implementing software applications that will enable dynamic auctions, reverse auctions and bid/ask exchanges. We intend to integrate these applications into our order processing system to provide buyers and sellers with a complete transactional services solution.

Technical Resources and Content

    We have created an information-rich site geared toward technical resources for the plastics industry, including the following areas:

      Technical Discussion Groups. In technical discussion groups, plastics industry participants can communicate with peers and access the collective knowledge of their professional community. These discussion groups cover a broad range of technical topics.

      Industry Information and Education. The PlasticsNet marketplace features a broad range of industry information and content. Through relationships with industry-leading publications, we are able to provide users with access to "how to" articles, industry news and other features. For example, our strategic relationship with Injection Molding Magazine allows us to provide users with direct access to the magazine's database of articles. In addition, we have developed an education center where users have access to over 495 educational resources including information on seminars and in-plant training sessions, as well as videos, books, and CD-ROMs. Through the calendar of events and bulletin board sections, users may both post events and receive up-to-date information on upcoming industry expositions and conferences.

      "Your Office". "Your Office" enables buyers to create customized Web sites located on the PlasticsNet marketplace with buyer-specific displays, supplier and products listings, news links and buyer profile information. For suppliers, "Your Office" provides administrative features and access to a secure area in which they can receive inquiries and requests for product information and pricing.

      Career Center. The career center allows users to post and explore job opportunities in the plastics industry. Since the career center opened in May 1999, participants have posted over 800 plastics-related jobs.

Future Service Offerings

    We plan on adding the following value-added services that will provide additional revenue and profit opportunities:

      Financing. We plan to offer buyers on the PlasticsNet marketplace the opportunity to finance purchases online. This service will permit buyers purchasing equipment through the PlasticsNet marketplace to use our financing service to electronically contact financial institutions and make arrangements for financing buyers' equipment purchases. We believe our online financing services will substantially reduce the time required to process the financing of an equipment purchase.

      Logistics. We are in the process of developing a complete online logistics management service through our strategic relationship with Schneider Integrated Logistics, a leading logistics provider. These services will enable plastics processors to make shipping arrangements on the PlasticsNet marketplace for the delivery of outbound shipments of finished components to OEMs as well as products purchased through our procurement center. While this service will initially be available only in domestic markets, we are working with Schneider and other logistics providers to offer these logistics services worldwide. Our online logistics service will include shipping cost information, the ability to track deliveries and electronic delivery verification.

      Integrated Supply Chain Services. We believe there is a large market for providing outsourced supply and inventory management services hosted on the PlasticsNet marketplace. Plastics processors often do not have the resources to purchase or develop sophisticated electronic systems needed to effectively manage inventory, production planning, logistics and other supply chain operations. We are currently implementing the technologies needed to host many of these capabilities on the PlasticsNet marketplace.

Participants in Our Marketplace

    The PlasticsNet marketplace allows visitors, buyers and sellers to obtain information and procure equipment, materials and services for the production of plastics.

    Visitors. Visitors have free access to all of the product and supplier information on the PlasticsNet marketplace. They can also access all of the content and community functions and technical information that we offer. Currently we have over 35,000 registered users from over 6,400 companies and 145 countries. Our goal is to convert these registered users into buyers in the PlasticsNet marketplace.

    Buyers. Once registered and qualified, potential buyers are able to use our marketplace to make purchases from our selection of products. To date, approximately 50 buyers have purchased products on our marketplace.

    Sellers. Currently, there are approximately 50 active suppliers offering their products on our marketplace covering a majority of the product categories in the plastics industry. In 1999 the largest suppliers on the PlasticsNet marketplace, based on the dollar volume of products shipped, include:

  . A-Top Polymers                        . JSE Plastics


  . Ashland's General Polymers Division   . Marvin Halpren Plastics


  . BP Amoco                              . Matrix Polymers


  . Eastman Chemical                      . National Plastics Network


  . Jim Palmer Associates                 . Washington Penn Plastics

These companies represent various supplier segments including direct materials and new and used equipment.

    Advertisers. We currently host over 230 business centers where plastics industry suppliers have set up their own sites within the PlasticsNet marketplace. The business centers contain product and pricing information and company profiles.

    During the year ended December 31, 1999, Endura Plastics, Inc. accounted for approximately 23% of our revenue, National Plastics Network accounted for approximately 20% of our revenue, and Borneo, Inc. accounted for approximately 14% of our revenue. The percentage of our revenue generated by each of these buyers is expected to decline in 2000.

Technology

    The PlasticsNet marketplace can be accessed with a standard Internet connection and browser. The architecture has been designed to be highly scalable to accommodate the expected growth in transactions and other offerings. Our electronic marketplace can be integrated into buyers' and suppliers' internal systems in order to provide customized user interfaces, compatibility with business rules and workflows, access to proprietary search engine technologies and transaction automation and execution services.

    The four layers of the PlasticsNet architecture are:

    Presentation and Communication Layer. This layer is responsible for rendering content and transmitting it to users' browsers based on standard Internet protocols. Using these protocols, data can pass through an enterprise firewall while supporting security standards such as Secure Sockets Layer and digital certificates. This layer is implemented using standard Web servers.

    Application Layer. This layer is responsible for executing our proprietary business logic and functionality. We have combined commercially-available, licensed software with proprietary software to provide a unique set of applications including content aggregation, catalog searching, procurement, auctions, discussion groups, e-mail newsletters, personalization, membership directory and free home pages, custom reporting, lead generation and online resources such as our career center, education center and supplier directory.

    Data Layer. This layer is responsible for the storage and retrieval of information via online transaction processing and online analytical processing. One database contains our catalog information, and a separate data warehouse aggregates our proprietary user activity tracking and demographic information.

    Integration Layer. This layer is responsible for the electronic back-end communications with our buyers, suppliers and vendors. It uses technologies and protocols such as MQSeries, ANSI X.12 EDI, EDIFACT EDI and XML. Through this layer, we can communicate data such as purchase orders, pricing and logistics information.

    We currently host our Web site from an Exodus data center in Oak Brook, Illinois, which provides 24-hour systems support and connectivity to major Internet backbones and provides bandwidth via redundant high-speed connections.

Sales and Marketing

    Our sales approach is designed to help both buyers and suppliers understand the business and technical benefits of the PlasticsNet marketplace. We have developed a sales strategy for each group. Currently, we have 30 employees on the sales and marketing team.

    Buyer Side. Our buyer-side sales force is responsible for targeting plastics processors and OEMs and focuses on explaining to buyers the benefits of electronic procurement. The sales force then works closely with buyers to define specific product requirements and implement customized solutions that streamline buyers' procurement processes. Our buyer-side sales force is made up of industry specialists with extensive experience in selling materials and services to plastics processors. We have organized a buyer advisory board made up of leading experts in the plastics industry to advise us on the needs of plastics processors.

    Supplier Side. Our supplier-side sales force is responsible for targeting the suppliers of direct materials, processing equipment, industrial supplies and services. The sales force focuses on introducing leading industry suppliers to the benefits of participating in the PlasticsNet marketplace, including increased sales, reduced costs, and improved use of working capital. Our supplier-side sales force is made up of industry specialists with extensive experience in the plastics industry.

    Once these buyers and sellers have become users of the PlasticsNet marketplace, we believe that our marketplace will become an integral part of buyers' procurement processes and suppliers' sales and distribution processes. While our sales strategy initially involves a high degree of personal contact by our sales force, we believe that over time we will be able to maintain these relationships using the automated support functions of the PlasticsNet marketplace and, therefore, reduce the amount of direct personal contact needed by these established buyers and suppliers.

    Our marketing strategy is designed to raise awareness of PlasticsNet among all the different participants in the plastics industry. In particular, our marketing campaigns aim to position PlasticsNet as the leading electronic marketplace and information source for buyers and sellers in the plastics industry. We are investing heavily in a marketing campaign that will include print advertising in leading trade publications such as Plastics News, Modern Plastics and Injection Molding Magazine, online marketing, buyer seminars around the country, a direct mail campaign and a major presence at the National Plastics Exposition, the industry's largest trade show, in June 2000.

Strategic Agreements

    Ashland Distribution Company. In November 1999, we entered into a strategic agreement with Ashland Distribution Company, a division of Ashland Inc., the largest distributor of resins and additives in the United States. Under the terms of this agreement, we are able to market and sell over 1,000 products of Ashland's General Polymers Division to our buyers through our PlasticsNet marketplace. These products include thermoplastic resins and additives distributed by General Polymers. The initial term of this agreement expires November 2002. Until November 2001, Ashland has agreed to make us its exclusive, third party e-commerce solution for the sale of these products over the Internet. In return, we have agreed to make Ashland our primary distribution supplier of these resins and additives; however, our agreement with Ashland does not prohibit us from selling any resin or additive product that is:

  . not available from Ashland,

  . obtained by us directly from the producer of the resin and additive, even if Ashland also distributes that product, or

  . obtained by us from Channel Polymers, a plastics products distributor owned by H. Muehlstein & Co.

    Many of these products are currently available through our PlasticsNet marketplace. We are jointly developing an Internet marketing program with Ashland to expand the use of the PlasticsNet marketplace by Ashland's customers. Ashland has invested in our Series B preferred stock.

    Under the terms of this agreement, we will act as principal when selling products distributed by Ashland. We will recognize revenue equal to the amount paid by buyers and cost of revenue equal to the amount we pay to Ashland for these products. We will be responsible for selling the products, collecting payment, ensuring that the shipment reaches buyers and processing returns. We will take title to the products upon shipment and will bear the risk of loss for collection, delivery and merchandise returns. Products will be sourced, inventoried and shipped directly to our buyers by Ashland, based on buyer delivery specifications.

    MSC Industrial Direct Co. Inc. In November 1999, we entered into a strategic agreement with MSC Industrial Direct Co. Inc., a leading provider of MRO products, to become a non-exclusive, e-commerce solution for selling and marketing all of MSC's approximately 400,000 commercial catalog products on the Internet through our PlasticsNet marketplace. These products include industrial supplies, electronic parts, safety products and metal cutting tools. We expect to make these products available through the PlasticsNet marketplace in the first half of 2000. The initial term of the agreement ends November 2000.

    Under the MSC contract, we will act as principal by recognizing revenue and cost of revenue in the same manner and accepting the same responsibilities as under our strategic agreement with Ashland discussed above. MSC has invested in our Series B preferred stock.

    Schneider Logistics. In December 1999, we entered into a thirteen-month agreement with Schneider Logistics, a subsidiary of Schneider National, Inc., one of the largest trucking and logistics companies in North America.

    We are jointly developing with Schneider a complete online logistics management service that will enable plastics processors to make shipping arrangements on the PlasticsNet marketplace for the delivery of outbound shipments of finished components to OEMs as well as inbound shipments of products purchased through our procurement center. We believe that these services, including real-time rate quotes, order tracking and delivery confirmation over the Internet, will significantly reduce supply costs for users of the PlasticsNet marketplace. We anticipate that the initial release being developed for packaged freight will be available on the PlasticsNet marketplace in the second quarter of 2000. Although initially Schneider's services will be available only in domestic markets, we are working with Schneider and other logistics providers to offer these logistics services worldwide. We will earn fees for transactions in which participants select shipping services on the PlasticsNet marketplace.

    Our agreement with Schneider has an initial term expiring in January 2001 and prohibits Schneider from providing comparable services to any entity whose primary business is to conduct electronic commerce in the plastics industry.

Competition

    Business-to-business e-commerce is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. We face competition from existing suppliers and distributors as well as other Internet and e-commerce companies. We currently compete primarily with traditional distributors of plastics products, as well as direct materials suppliers who sell most products via direct sales forces and mail order catalogs. These companies normally have experience with direct marketing, relationships with direct materials manufacturers, and both fulfillment and operations capabilities.

    General Electric, a major supplier in the plastics industry, has developed Polymerland, a resin distribution and online sales arm for its products and the products of other suppliers. Polymerland is a substantial competitor of the PlasticsNet marketplace. As the market for online plastics products services grows, other companies, including other established suppliers and distributors, are expected to develop online services that compete with our marketplace. In addition, technology companies, such as Internet software and enterprise software providers, are developing or offering purchasing solutions that directly link suppliers with buyers in the plastics industry. Furthermore, there are several existing and emerging vertical Internet marketplaces that currently serve or could expand their offerings to compete in the plastics industry.

    The principal competitive factors that affect our business are breadth of products offered, supplier selection, depth of the pool of available buyers, usefulness of service offerings, brand loyalty and strategic relationships. We believe that we compete favorably with respect to each of these factors. If we fail to effectively compete in any one of these areas, we may lose existing and potential buyers and suppliers. This would have a material adverse effect on our business and results of operations.

Facilities

    Our corporate headquarters, a 14,700 square foot leased facility, is located in Chicago, Illinois.

Intellectual Property

    Our success and ability to compete will be affected by our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect the proprietary aspects of our technology. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. Any resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business and results of operations.

    Our success and ability to compete are also dependent on our ability to operate without infringing upon the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and results of operations would be significantly harmed.

Employees

    As of December 31, 1999, we employed 100 people, including 30 in sales and marketing, seven in business development, 28 in information technology, 22 in operations/customer service, nine in finance and four in human resources and administration.

                                   MANAGEMENT

Executive Officers and Directors

    The following table sets forth information regarding our executive officers and directors as of December 31, 1999.

   Name                      Age Position(s)
   ----                      --- ----------
   Tim J. Stojka (1).......   33 Chairman of the Board and Chief Executive Officer

   Nick J. Stojka (1)......   28 Executive Vice President and Director

   Jeffrey R. Garwood......   38 Chief Operating Officer

   David A. Dill...........   48 Senior Vice President, Chief Financial Officer

   David P. Franco.........   43 Vice President, Supply Management

   James T. Morelli........   45 Vice President, Sales and Marketing

   Christopher F. Lange....   37 Vice President, Operations

   Donald E. Figliulo......   47 Vice President, General Counsel

   Deborah A. Fell.........   32 Vice President, Human Resources

   Christopher A. Borneman.   30 Chief Technology Officer

   Kenneth A. Fox (2)......   29 Director

   Robert A. Pollan (3)....   38 Director

   Timothy K. Ozark (2)(3).   50 Director

   Charles W. Fritz (2)(3).   43 Director

--------
(1) Tim Stojka and Nick Stojka are brothers.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

    Tim J. Stojka co-founded Commerx in 1995 and has served as our Chairman and Chief Executive Officer since our inception. From 1990 to 1998, Mr. Stojka served as President and CEO of Fast Heat, Inc., a related party that is a multinational manufacturing company serving the plastics industry. Mr. Stojka serves as Chairman of the International Division of The Society of Plastics Industry ("SPI") and has participated in three trade missions sponsored by the U.S. Department of Commerce to promote the plastics industry worldwide. He is the Vice Chairman of the Midwest Division of SPI and a member of its national board, Operations Chairman of the National Plastics Exposition and treasurer of the Chicago chapter of the Young President's Organization. Mr. Stojka is also currently a director of divine interVentures, Inc.

    Nick J. Stojka co-founded Commerx in 1995 and has served as Executive Vice President and a director since our inception. Mr. Stojka is responsible for leading our critical business development activities in new markets, partnerships and business-to-business e-commerce systems. From May 1994 to June 1995, Mr. Stojka served as Director of Business Development at Fast Heat, Inc., a related party, where he was responsible for evaluating and leading expansion and development opportunities in Fast Heat's core industrial markets through the implementation of various supply chain and e-commerce initiatives.

    Jeffrey R. Garwood has served as our Chief Operating Officer since July 1999. He is responsible for day-to-day operations of the PlasticsNet marketplace. Prior to joining us, Mr. Garwood held a number of senior-level management positions with General Electric Company from 1992 to July 1999, most recently as General Manager of the Engineered Styrenic Resins Business Unit of

GE Plastics. He also served as assistant to GE's vice chairman, in which capacity he worked with several business units to develop and implement globalization and customer service initiatives. Prior to his work with GE, Mr. Garwood spent five years as a management consultant with McKinsey & Co. where he held the position of Senior Engagement Manager, focusing on change management strategies. He also worked as a project/process engineer in the petrochemicals division of DuPont.

    David A. Dill has served as our Senior Vice President and Chief Financial Officer since August 1999 and is responsible for all financial activities. Prior to joining us, from October 1995 to August 1999, Mr. Dill was the CFO of WorldGate Communications, a publicly-traded company providing high-speed Internet television services via cable. Prior to his position at WorldGate, from July 1994 to October 1995, Mr. Dill was the Vice President of Finance for the Communications Division of General Instrument Corporation. Mr. Dill began his career in 1975 with International Business Machines and spent 19 years with IBM and related companies. His executive positions at IBM included Controller (Personal Systems Business) and Assistant General Manager, Finance and Planning (RISC System/6000 Division). He previously spent two years as Vice President and Controller for the ROLM Company, an IBM/Siemens joint venture. Prior to joining ROLM, Mr. Dill held other executive positions with IBM, culminating in his role as Director of Finance (Communications Systems Group).

    David P. Franco has served as our Vice President, Supply Management since April 1999. He is responsible for managing and developing our supply relationships. Prior to joining us, from April 1998 to April 1999, Mr. Franco held the position of Commercial Manager at the General Polymers Division of Ashland Distribution Company. His responsibilities included business strategy and supply plan development for base resin materials, including its trading business. He was also Vice President of Sales for Transource Polymers of Long Island, N.Y. and territory manager at the Chevron Polyethylene business group from January 1998 to March 1998. From 1987 to January 1998, Mr. Franco held various source management, business management and sales management positions with Ashland in the Thermoplastics and Thermosett Plastic Distribution Enterprises.

    James T. Morelli has served as our Vice President, Sales and Marketing since March 1999. He directs our efforts to recruit buyers for our PlasticNet marketplace. Prior to joining us, from 1993 to March 1999, Mr. Morelli held several management positions at AlliedSignal Corporation's Plastics Division, including Director of Sales and Marketing for the Americas and, most recently, as Managing Director for Europe. Prior to AlliedSignal, Mr. Morelli designed and developed a global commercial organization for Warner Lambert Company's Novon Division. Earlier, he held several management positions during his 15-year career with General Electric Company, including northeast district business manager for GE Plastics.

    Christopher F. Lange has served as our Vice President, Operations since June 1999. He is responsible for customer service, supply chain management and content pricing management. Prior to joining us, from 1991 to June 1999, Mr. Lange held several positions at Andersen Consulting, LLP, where he was responsible for supply chain management and logistics consultation services through oversight of the Global Corporate Transportation Management Practice Area. From September 1997 to June 1999, he served as an Associate Partner. Prior to Andersen Consulting, Mr. Lange founded several logistics-related ventures including Lange Truck Lines Inc. and Lange Enterprises, an air freight forwarder.

    Donald E. Figliulo has served as our Vice President, General Counsel since December 1999. He is responsible for managing our legal affairs. Prior to joining us in December 1999, from 1991 through 1999, Mr. Figliulo was a partner in the law firm of Wildman, Harrold, Allen & Dixon. Since 1978, Mr. Figliulo has practiced corporate and securities law, concentrating on debt and equity financing transactions, corporate governance matters, and mergers and acquisitions.

    Deborah A. Fell has served as our Vice President, Human Resources since November 1999. Prior to joining us, Mrs. Fell held a number of senior-level human resource management positions within the packaging, consumer products and retail industries. Most recently, from November 1995 to November 1999, Mrs. Fell held several human resource positions at Algroup Lawson Mardon North America. From December 1993 to November 1995, Mrs. Fell held positions with Pepsico's Frito-Lay division, most recently as Area Human Resources Manager. Previously, she was employed by Pearle Vision.

    Christopher A. Borneman has served as our Chief Technology Officer since January 1996. He is responsible for defining technology requirements and processes that support our business strategy, as well as the development of long-term technology strategies. Prior to joining us, from June 1994 to January 1996, Mr. Borneman held several positions, including most recently Programmer/Analyst III, with Ameritech Library Services where he concentrated on the development of Web server architecture for commercial use. He also held multiple positions at Meridian Leasing Corporation, a computer leasing company, where he led the development and implementation of the organization's proprietary WAN database replication system. Previously, he was employed by Dynatec Systems.

    Kenneth A. Fox has served as a director since December 1998. He co-founded and has been Managing Director of Internet Capital Group, Inc., a publicly-traded Internet holding company, since its inception in March 1996 and served as a director since February 1999. From 1994 to 1996, Mr. Fox served as Director of West Coast Operations for Safeguard Scientifics, Inc., a publicly-traded holding company and Technology Leaders II, L.P., a venture capital partnership. In this capacity, Mr. Fox led the development of and managed the west coast operations for these companies. Mr. Fox serves as a director of Internet Capital Group, AUTOVIA Corporation, Bidcom, Inc., Deja.com, Inc., Entegrity Solutions Corporation, ONVIA.com, Inc. and Vivant! Corporation.

    Robert A. Pollan has served as a director since December 1998. He has served as Managing Director of Operations of Internet Capital Group, Inc. since June 1998. Prior to joining Internet Capital Group, Mr. Pollan served as Chief Technology Officer and Vice President of Business Development at General Electric Capital Corporation from August 1995 to June 1998. During his tenure at General Electric Capital Corporation, Mr. Pollan co-founded and served as President of two supply chain ventures. He also led several acquisitions in Europe, Asia and the United States. Mr. Pollan was co-founder and, from September 1991 to July 1995, Managing Director of OFR, Ltd., an advisory firm focused on the organizational and financial restructuring of industrial enterprises in Central Europe. Mr. Pollan serves as a director of CommerceQuest, Inc., EmployeeLife.com, Internet Commerce Systems, Inc., iParts, Purchasing Solutions, Inc., United Messaging, Inc. and Universal Access, Inc.

    Timothy K. Ozark has served as a director since November 1998. He is the Chairman of AIM Financial Corporation, a mezzanine funding and leasing company he founded in 1992. In addition, he is President and Chief Executive Officer of TKO Finance Corporation, a lender to financial services and manufacturing companies. Prior to his current positions, Mr. Ozark served in a variety of executive roles. From 1984 to 1992, Mr. Ozark was President, Chief Executive Officer and Director of Meridian Leasing Corporation. From 1980 to 1983, he was Executive Vice President of Great American Management Services, a subsidiary of American Financial Corporation. Prior to his tenure at Great American Management, he held positions in marketing and management with IBM and ITEL Corporation. Mr. Ozark also spent several years of distinguished service in the United States Marine Corps as an officer. He currently serves on the boards of directors for 1st Source Corporation and a number of privately held corporations and is a member of the Board of Trustees for the University of Chicago HospitalsHealth System.

    Charles W. Fritz has served as a director since November 1998. He is the founder of NeoMedia Technologies, Inc., a publicly-traded corporation providing computer software and consulting services. Mr. Fritz has served as its Chief Executive Officer and Chairman of the Board of Directors since August 1996. From 1990 to August 1996, Mr. Fritz held various executive positions at Dev-Tek Associates and Dev-Tek Migration, two companies he founded, which merged into NeoMedia Technologies in August 1996.

Board Composition

    Our Board of Directors currently consists of six members. Currently, each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. Effective upon this offering, the Board will be divided into three classes, with each class serving a staggered three-year term. See "Description of Capital Stock--Anti-Takeover Provisions".

Board Committees

    Our Board of Directors established the Audit Committee and the Compensation Committee in September 1999. The Audit Committee reviews our financial statements and accounting practices and makes recommendations to the Board of Directors regarding the selection of independent accountants. It also reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions. The Audit Committee currently consists of Messrs. Charles Fritz, Timothy Ozark and Robert Pollan.

    The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all of our executive officers, administers our stock option plan and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee currently consists of Messrs. Kenneth Fox, Charles Fritz and Timothy Ozark.

Compensation Committee Interlocks and Insider Participation

    None of the members of our Compensation Committee has ever been an officer or employee of Commerx. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Director Compensation

    Our directors currently do not receive any cash compensation from us for their services as members of the Board of Directors. We reimburse our directors for travel and lodging expenses in connection with attendance at Board and committee meetings. All of our directors, including non-employee directors, are eligible to participate in our 1999 Combined Incentive and Non-statutory Stock Option Plan. In March 1999, we granted options to purchase 100,000 shares of common stock to both Mr. Fritz and Mr. Ozark.

Executive Compensation

    The following table sets forth a summary of the compensation paid during the fiscal year ended December 31, 1999 to our Chief Executive Officer and our four other most highly compensated executive officers.

                           Summary Compensation Table

                                Annual Compensation
                         ---------------------------------
                                                                  Long-Term
                                                             Compensation (Number
Name and Principal                          Other Annual   of Securities Underlying
Positions                 Salary   Bonus  Compensation (1)      Option Grants)
------------------       -------- ------- ---------------- ------------------------
Tim Stojka (2).......... $169,231 $50,769     $    --              400,000
  Chairman and Chief
   Executive Officer

Nick Stojka.............  138,000  41,400          --              400,000
  Executive Vice
   President

Jeffrey Garwood (3).....  129,231  28,948          --              400,000
  Chief Operating
   Officer

James Morelli (4).......  144,742  21,711      23,339 (5)          200,000
  Vice President, Sales
   and Marketing

David Franco (6) .......  101,814  25,454      75,066 (7)          140,000
  Vice President, Supply
   Management

--------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted in those cases where the aggregate amount of these perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for that year.
(2) Includes amounts paid from March 1999 through December 1999. Mr. Stojka's base salary, on an annualized basis, for 1999 was $200,000.
(3) Includes amounts paid from July 1999 through December 1999. Mr. Garwood's base salary on an annualized basis for 1999 was $300,000.
(4) Includes amounts paid from March 1999 through December 1999. Mr. Morelli's base salary on an annualized basis for 1999 was $175,000.
(5) Other annual compensation for 1999 reflects a relocation allowance of $12,962 and an automobile allowance of $10,377 for Mr. Morelli.
(6) Includes amounts paid from April 1999 through December 1999. Mr. Franco's base salary on an annualized basis for 1999 was $145,000.
(7) Other annual compensation for 1999 reflects a relocation allowance of $66,146 and an automobile allowance of $8,920 for Mr. Franco.

Option Grants in Last Fiscal Year

    The following table provides summary information regarding stock options granted to each of the executive officers named in the summary compensation table above during 1999. Each of these options was granted pursuant to our 1999 Combined Incentive and Non-statutory Stock Option Plan and is subject to the terms of that plan. These options were granted at an exercise price equal to the fair market value or, for incentive stock options granted to Tim and Nick Stojka, 110% of fair value, of our common stock as determined by our board of directors on the date of grant, and generally vest over four years at the rate of 25% of the shares subject to the options per year.

    We calculated the potential realizable value of options in the table assuming the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option holder exercises his option on the last day of its term at the appreciated price. All options listed have a term of 10 years, except that the term of incentive stock options granted to Tim and Nick Stojka have a term of five years from the date of grant. We assumed stock price appreciation of 5% and 10% pursuant to the rules of the Securities and Exchange Commission. We cannot assure you that our actual stock price will appreciate over the applicable 10-year or 5-year option terms at the assumed 5% and 10% levels or at any other rate.


                                                                     Potential Realizable
                                                                       Value at Assumed
                                                                     Annual Rates of Stock
                                                                    Price Appreciation for
                                     Individual Grants                    Option Term
                         ------------------------------------------ -----------------------
                         Number of  % of Total
                         Securities  Options
                         Underlying Granted to Exercise
                          Options   Employees  Price Per Expiration
Name                      Granted    in 1999     Share      Date        5%          10%
----                     ---------- ---------- --------- ---------- ----------- -----------
Tim Stojka..............  303,030      6.54%     $1.65     Sep-04   $   138,141 $   305,255
                           96,970      2.09       1.50     Sep-09        91,476     231,818
Nick Stojka.............  303,030      6.54       1.65     Sep-04       138,141     305,255
                           96,970      2.09       1.50     Sep-09        91,476     231,818
Jeffrey Garwood.........  400,000      8.63       0.75     Jul-09       188,668     478,123
James Morelli...........  200,000      4.32       0.50     Mar-09        62,889     159,374
David Franco............  100,000      2.16       0.50     Mar-09        31,445      79,687
                           40,000      0.86       5.00     Dec-09       125,779     318,748

            Option Grants in the Fiscal Year Ended December 31, 1999

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

    The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of the officers named in the above summary compensation table. We have calculated the value of in-the-money options based upon the estimated fair value of our shares of $5.00 per share on December 17, 1999, the date of our last option grants. No options were exercised by the persons named in the following table during the 1999 fiscal year.

                               Number of Securities      Value of Unexercised
                                    Underlying               In-the-money
                              Unexercised Options at    Options at December 31,
                                 December 31, 1999               1999
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Tim Stojka..................   100,000      300,000     $340,909    $1,022,727
Nick Stojka.................   100,000      300,000      340,909     1,022,727
Jeffrey Garwood.............       --       400,000          --      1,700,000
James Morelli...............       --       200,000          --        900,000
David Franco................       --       140,000          --        450,000

1999 Combined Incentive and Non-statutory Stock Option Plan

    Our 1999 Combined Incentive and Non-statutory Stock Option Plan was adopted in March 1999. We have reserved 5,500,000 shares of common stock for issuance under this plan. The plan terminates in September 2009, unless terminated sooner by our Board of Directors. The plan authorizes the award of options and restricted stock purchase rights.

    The plan is administered by the Compensation Committee of our Board of Directors. The administrator has the authority to interpret the plan, to grant awards and to make all other determinations necessary to administer the plan.

    The plan provides for the grant of both incentive stock options, commonly called ISOs, that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options, commonly called NQSOs. ISOs may be granted only to our employees or employees of a parent or subsidiary. NQSOs and restricted stock purchase rights may be granted to our employees, directors and consultants. Generally, the exercise price of ISOs must be at least equal to the fair value of our common stock on the date of grant. Any grant of an ISO to a holder of 10% or more of our outstanding shares of common stock must have an exercise price of at least 110% of the fair value of our common stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair value of our common stock on the date of grant. Options granted under the plan have a maximum term of 10 years. Awards granted under the plan may not be transferred other than to immediate family members or by will or by the laws of descent and distribution. They generally also must be exercised during the lifetime of the optionee and only by the optionee.

    Options granted under the plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. If we are dissolved or liquidated or have a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the awards, the vesting of the awards will be accelerated.

Limitation of Liability and Indemnification Matters

    Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and executive officers and shall indemnify other officers and employees and our agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the Bylaws would permit indemnification. We have director and officer liability insurance that covers these matters, including matters arising under the Securities Act.

    We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by any of these persons in any action or proceeding, including any action by or in the right of Commerx, arising out of that person's services as a director or executive officer of ours, any subsidiary of ours, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification.

                      RELATED PARTY AND OTHER TRANSACTIONS

Sales of Stock to Insiders

    We have received operating financing from our four initial shareholders, Tim Stojka, Nick Stojka, Dean Stojka and John Stojka, in the aggregate amount of $2.3 million, as evidenced by 200,000 shares of common stock issued at a price of $1.00 per share and by four $518,270 demand notes in favor of the above-mentioned shareholders. In November 1998, the above mentioned shareholders each contributed their respective demand notes to us as additional paid-in capital.

    In December 1998 and June 1999, we issued and sold 8,570,000 shares of our Series A preferred stock at a price of $1.05 per share, including:

  . 476,000 shares to Tim Stojka, our Chairman and Chief Executive Officer and one of our directors, in exchange for the surrender of 2,380,000 shares of our common stock;

  . 476,000 shares to Nick Stojka, our Executive Vice President and one of our directors, in exchange for the surrender of 2,380,000 shares of our common stock;

  . 476,000 shares to John Stojka, the brother of Tim Stojka and Nick
    Stojka, and a holder of more than 5% of our voting securities, in exchange for the surrender of 2,380,000 shares of our common stock;

  . 476,000 shares to Dean Stojka, the brother of Tim Stojka and Nick
    Stojka, and a holder of more than 5% of our voting securities, in exchange for the surrender of 2,380,000 shares of our common stock; and

  . 6,666,000 shares to Internet Capital Group, Inc., a holder of more than 5% of our voting securities, in consideration of cash payments of $6,750,000 and the extinguishment of a note payable in the amount of $250,000.

    In November and December 1999, we issued and sold 3,128,732 shares of our Series B preferred stock at a price of $12.43 per share, including:

  . 1,035,969 shares to Internet Capital Group, a holder of more than 5% of our voting securities;

  . 229,284 shares to B2B Investors, an entity with which Tim Stojka is affiliated;

  . 201,126 shares to divine interVentures, an entity with which Tim Stojka is affiliated;

  . 81,463 shares to David Dill, our Chief Financial Officer;

  . 48,853 shares to Jeffrey Garwood, our Chief Operating Officer;

  . 20,366 shares to James Morelli, our Vice President, Sales and Marketing;

  . 14,584 shares to David Franco, our Vice President, Supply Management;

  . an aggregate of 1,493,087 shares to Capital Research and Management, MC
    Capital, Mitsui & Co. (U.S.A.), Palantir Associates, Pivotal Asset Management, California Bank & Trust, as trustee, Ashland Distribution Company, Eastman Chemical Company, EP Partners, Huntsman

    Corporation, Mitsubishi International Corporation, MSC Industrial Direct Co., H. Muehlstein & Co. and Hambrecht & Quist; and

  . 4,000 shares to another party.

    Each share of Series A preferred stock and Series B preferred stock will convert into one share of common stock immediately prior to consummation of this public offering.

    In September 1999, we entered into six-month subordinated, convertible borrowing agreements with the following officers of Commerx: David Dill, David Franco, Jeffrey Garwood and James Morelli. Under the agreements, these officers agreed to loan us a total of approximately $2.0 million. Each loan was evidenced by a convertible promissory note. Upon the closing of the Series B preferred stock offering, the notes, including all accrued interest, automatically converted into shares of our Series B preferred stock at the Series B preferred stock offering price of $12.43. Interest on the notes was paid at the time of conversion of the note at an annual rate of prime plus 1%. In connection with the debt financing, we also issued to each of the lenders five-year warrants to purchase a total of 24,790 shares of our Series B preferred stock at an exercise price of $12.43 per share. Upon consummation of this offering, these warrants become null and void, and we must issue replacement warrants to the holders on equitable terms.

Other Transactions

    The Company and Fast Heat, Inc., an Illinois corporation, are related entities. Fast Heat is owned in part by the Stojka family, including Tim Stojka, Nick Stojka, Dean Stojka and John Stojka. From our inception through December 1998, we have received operating financing in the aggregate of $3,075,470 from Fast Heat. These operating loans have taken the form of (i) a revolving demand note bearing interest at a fluctuating annual rate between 8.0% and 8.5% and (ii) a short-term payable with interest in favor of Fast Heat in the amount of $99,000 as of September 30, 1999 representing (A) our prior years' payroll taxes paid by Fast Heat and not reimbursed by us and (B) payment by Fast Heat of expenses related to our employee medical benefits in 1995 and 1996. The above mentioned short-term payable is included in our financial statements as amounts "Due to Related Party." In December 1998, we repaid the demand note, which at that time had an outstanding balance of $1,264,752, and in November 1999, we repaid the long-term payable, which at that time had an outstanding balance of $100,000.

    Fast Heat and Fast Heat International, an affiliate of Fast Heat, have guaranteed all of our obligations under our current office lease.

    Internet Capital Group has guaranteed a one year $1.0 million loan on our behalf. At the present time, there is no outstanding balance on that loan.

    Since inception, we have from time to time issued and sold shares of our common stock and granted options to purchase common stock to our employees, directors and consultants.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to us with respect to the beneficial ownership by the following persons of our common stock as of December 31, 1999:

  . each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of common stock;

  . each of our directors;

  . each of our executive officers named in the summary compensation table;
    and

  . all directors and executive officers as a group.

    Percentage ownership in the following table is based on shares of common stock outstanding as of December 31, 1999. Percentage ownership assumes conversion of all shares of preferred stock outstanding as of December 31, 1999 into shares of common stock, which will occur immediately prior to the closing of this offering.

    We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of December 31, 1999, assuming that this offering occurs in that 60-day period, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

    The address for each listed director and officer is c/o Commerx, Inc., 350 North LaSalle Street, Suite 1000, Chicago, Illinois 60610. The address of Internet Capital Group, Inc. is 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087. The address for Dean Stojka is 776 Oaklawn Avenue, Elmhurst, IL 60126. The address for John Stojka is 2372 Vallejo, San Francisco, CA 94123.

                                            Beneficial Ownership
                          ---------------------------------------------------------
                                     Number of Options                 Percent
                                       and Warrants               -----------------
                          Number of   Exercisable by               Before   After
Name of Beneficial Owner    Shares   February 29, 2000   Total    Offering Offering
------------------------  ---------- ----------------- ---------- -------- --------
Internet Capital Group..   7,701,969          --        7,701,969   39.8%
Tim J. Stojka (1).......   3,223,910      100,000       3,323,910   17.1
Nick J. Stojka..........   2,793,500      100,000       2,893,500   14.9
Dean J. Stojka..........   1,873,500          --        1,873,500    9.7
John S. Stojka..........   1,873,500          --        1,873,500    9.7
Jeffrey R. Garwood......      48,853        7,328          56,181    *
David P. Franco.........      14,584        2,188          16,772    *
James T. Morelli........      20,366        3,055          23,421    *
Kenneth A. Fox (2)......   7,701,969          --        7,701,969   39.8
Robert A. Pollan........         --           --              --     *
Timothy K. Ozark........      50,000          --           50,000    *
Charles W. Fritz........         --        50,000          50,000    *
All executive officers &
 directors as a group
 (14 persons) (2).......  13,934,645      374,790      14,309,435   72.5

--------
    * Less than 1% of the outstanding shares of common stock.
(1) Includes 229,284 shares held by a limited liability company with which Tim Stojka is affiliated and 201,126 shares held by a corporation with which Tim Stojka is affiliated. Mr. Stojka disclaims beneficial ownership of these shares.

(2) Includes 7,701,969 shares held by Internet Capital Group, Inc. Kenneth Fox is a Managing Director of Internet Capital Group. Mr. Fox disclaims beneficial ownership of the shares held by Internet Capital Group, except to the extent of his pecuniary interest therein.

                          DESCRIPTION OF CAPITAL STOCK

General

    Upon the completion of this offering, we will be authorized to issue 200,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Certificate of Incorporation and Bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

    As of December 31, 1999, there were 19,369,232 shares of common stock and preferred stock outstanding, held of record by 40 stockholders. These amounts assume the conversion of all outstanding shares of preferred stock into common stock, which is to occur immediately prior to the closing of this offering. In addition, as of December 31, 1999, there were 4,058,875 shares of common stock subject to outstanding options. Upon completion of this offering, there will be shares of common stock outstanding, assuming no exercise of outstanding stock options.

    Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock may receive ratably any dividends that the Board of Directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that we will issue upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

    As of December 31, 1999, we had two series of convertible preferred stock:
Series A and Series B. As of December 31, 1999, the number of outstanding shares for each series of our preferred stock was:

  . 8,570,000 shares of Series A; and

  . 3,128,732 shares of Series B.

    Immediately prior to the closing of this offering, all outstanding shares of our preferred stock will be converted on a one-for-one basis into 11,698,732 shares of common stock. Thereafter, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

Warrants

    As of December 31, 1999, there were warrants outstanding to purchase 112,858 shares of Series A preferred stock and 24,790 shares of Series B preferred stock. Upon the closing of this offering, all outstanding warrants for the purchase of our Series A preferred stock will be automatically converted into warrants to purchase 112,858 shares of common stock. The Series A warrants may be exercised until three years from the date of the closing of this offering. Upon the closing of this offering, all outstanding warrants for the purchase of our Series B preferred stock will become null and void. Upon the closing of this offering, these warrants require us to reissue warrants to purchase common stock to the holders of these warrants on equitable terms. We plan to reissue warrants for the purchase of 24,790 shares of common stock.

Registration Rights

    Set forth below is a summary of the registration rights of the holders of our Series A preferred stock and Series B preferred stock that convert into common stock upon the closing of this offering.

    Demand Registrations. At any time on or after December 29, 2001, the holders of at least 40% of the common stock issuable upon conversion of the Series A preferred stock may request us to register shares of common stock having a gross offering price of at least $5 million. At any time on or after January 1, 2002, the holders of at least 66 2/3% of the common stock issuable upon conversion of the Series B preferred stock may request us to register shares of common stock having a gross offering price of at least $12.5 million. The demand registrations are subject to our right, upon advice of our underwriters, to reduce the number of shares proposed to be registered. We will be obligated to effect only two registrations pursuant to a request by holders of registration rights for each series of preferred stock. If shares requested to be included in a registration must be excluded due to limitations on the number of shares to be registered on behalf of the selling shareholders pursuant to the underwriters' advice, the shares registered on behalf of the selling shareholders will be allocated among all holders of shares with rights to be included in the registration on the basis of the number of shares with these rights held by these shareholders.

    Piggyback Registration Rights. The holders who have registration rights have unlimited rights to require us to register a holder's shares when we undertake a public offering (except for this offering), subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register.

    Form S-3 Registrations. After we have qualified for registration on Form S-3, which will not be available until at least 12 months after we become a publicly-reporting company, holders of registration rights may request in writing that we effect an unlimited number of registrations of their shares on Form S-3. However, the gross offering price of the shares to be so registered in each registration must exceed $1.0 million in the case of holders of Series A preferred stock and exceed $2.0 million in the case of holders of Series B preferred stock. If the registration is to be an underwritten public offering, the underwriters may reduce for marketing reasons the number of shares to be registered on behalf of all shareholders having the right to request inclusion in that registration. We are not obligated to effect more than one registration on Form S-3 for each series of preferred stock in any twelve-month period.

    Transferability. The registration rights are transferable, provided that the transfer may otherwise be effected in accordance with applicable securities laws and the investor rights agreement, the transfer is to a person or entity holding at least 50,000 shares of the same series of preferred stock or to an affiliate of the transferor and the transferee agrees in writing to be bound by the terms of the investor rights agreement.

    Termination. The registration rights will terminate on the later of the third anniversary of our initial public offering, the date on which the holder may sell all of the holder's remaining shares in a single three-month period pursuant to Rule 144 or the date on which the holder may sell all of the holder's remaining shares pursuant to Rule 144(k).

    Expenses. If these registration rights are exercised by holders of Series A preferred stock, we will bear all registration expenses, other than underwriting discounts and commissions, of two demand registrations, three S-3 registrations and all piggyback registrations. If these registration rights are exercised by holders of Series B preferred stock, we will bear all registration expenses, other than underwriting discounts and commissions, of two demand registrations, all piggyback registrations and one S-3 registration per year.

Anti-Takeover Provisions

Delaware Law

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person becomes an interested stockholder, unless:

  . our Board of Directors approved the business combination or the transaction in which the person became an interested stockholder prior to the time the person attained this status;

  . upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . at or subsequent to the time the person became an interested stockholder, our Board of Directors approved the business combination and the stockholders, other than the interested stockholder, authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

    A "business combination" generally includes a merger, asset or stock sale or other transaction with or caused by the interested stockholder. In general, an "interested stockholder" is a person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

    This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to Commerx and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

    Our Certificate of Incorporation and Bylaws, to be effective upon the closing of this offering, will divide the Board into three classes as nearly equal in size as possible, with each class serving a three-year term. The terms will be staggered, so that one-third of the Board will be elected each year. The classification of the Board could have the effect of making it more difficult for a third party to acquire control of us, because it would typically take more than a year for a majority of the stockholders to elect a majority of our Board. In addition, our Certificate of Incorporation and Bylaws will provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if it is properly brought before the meeting, satisfies various advance notice requirements and may not be taken by written consent in lieu of a meeting. The Bylaws will also provide that special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is Chase Mellon Shareholder Services, LLC, 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of our common stock and impair our ability to raise equity capital in the future.

    Upon completion of the offering, we will have         outstanding shares of
common stock, outstanding options to purchase         shares of common stock
and outstanding warrants to purchase           shares of common stock, assuming
no additional option or warrant grants or exercises after December 31, 1999. Of
the           shares sold in the offering,           shares will be subject to
the lock-up agreements described below, assuming that we sell all shares reserved under our directed share program to the entities or persons for whom these shares have been reserved. We expect that the remaining shares, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% or greater stockholders.

    The remaining             shares outstanding and             shares subject
to outstanding options and warrants are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, such as those described in Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

Lock-Up Agreements

    We and our directors, officers, and all of the holders of preferred stock and certain holders of warrants, options and shares of common stock have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman Sachs. The lock-up agreements executed by our employees, directors and other stockholders also cover any shares they may acquire through our directed share program. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or their restrictions are waived by Goldman Sachs. Assuming that Goldman Sachs does not release any security holders from the lock-up agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of the registration statement of which
    this prospectus forms a part,         of the            shares sold in
    this offering, and           additional shares not subject to lock-up
    agreements and eligible for sale under Rule 144(k), will be immediately available for sale in the public market.

  . Beginning 180 days after the effective date, an additional shares will be eligible for sale pursuant to Rule 144, Rule 144(k) and Rule 701.

Rule 144

    In general, under Rule 144 as currently in effect, after the expiration of any applicable lock-up agreement, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding,
    which will equal approximately           shares immediately after this
    offering; and

  . the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Rule 701

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract, to resell these shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 ninety days after effectiveness without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 ninety days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Employee Plans

    We intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our employee benefit plans. As a result, any shares of common stock acquired upon exercise of options or rights granted under the 1999 Combined Incentive and Non-qualified Stock Option Plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144, unless otherwise resaleable under Rule 701. As of December 31, 1999, we had granted options to purchase 4,634,000 shares of common stock, of which options to purchase 3,678,500 shares were not exercisable, 380,375 shares were exercisable, 240,500 options had been exercised and 334,625 options were returned to the option pool.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Commerx by Wildman, Harrold, Allen & Dixon, Chicago, Illinois. Legal matters will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

    The financial statements as of December 31, 1997 and 1998 and September 30, 1999, and for each of the three years in the period ending December 31, 1998, and for the nine-month period ended September 30, 1999, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act concerning the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement or its exhibits and schedules. For further information about Commerx and our common stock, we refer you to the registration statement and to its attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

    You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and at 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain information on the operation of these reference facilities by calling the Commission at 1 (800) SEC-0330. You may obtain copies of all or any part of our registration statement from the Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information that we file electronically with the Commission without charge at the Commission's Internet site, http://www.sec.gov.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

                                  UNDERWRITING

    Commerx and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Hambrecht & Quist LLC and FleetBoston Robertson Stephens Inc. are the representatives of the underwriters.

                                                                      Number of
                               Underwriters                            Shares
                               ------------                          -----------
      Goldman, Sachs & Co...........................................
      Merrill Lynch, Pierce, Fenner & Smith Incorporated............
      Hambrecht & Quist LLC.........................................
      FleetBoston Robertson Stephens Inc............................
                                                                     -----------
          Total.....................................................
                                                                     ===========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Commerx to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Commerx. These amounts are shown assuming both no exercise and full exercise of the underwriters' option
to purchase        additional shares.

                                                                  No      Full
                          Paid by Commerx                      Exercise Exercise
                          ---------------                      -------- --------
      Per share............................................... $        $
      Total...................................................

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $      per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $      per share
from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Commerx and its directors, officers, all of the holders of preferred stock and certain holders of warrants, options and shares of common stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be negotiated among Commerx and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, are Commerx's historical performance, estimates of Commerx's business potential and earnings prospects, an assessment of Commerx's management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

    Commerx has applied for quotation of its common stock on the Nasdaq National Market under the symbol "CMRX".

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    In addition, at the request of Commerx, the underwriters have reserved, at
the initial public offering price, up to             shares of common stock for
sale to directors, employees and other persons that have a relationship with Commerx. The number of shares available for sale to the general public will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby. There can be no assurance that any of the reserved shares will be so purchased.

    Hambrecht & Quist LLC acted as a placement agent for Commerx in connection with the private placement of shares of Commerx's Series B preferred stock in November and December 1999. Commerx paid customary placement fees to Hambrecht & Quist LLC for such services. Commerx paid a portion of the fee in shares of Series B preferred stock at the private placement price of $12.43 per share. Hambrecht & Quist LLC received a total of $1,593,636 and 20,823 shares and agree with Commerx not to sell, transfer, assign, pledge or hypothecate any such shares within one year after this offering.

    Commerx estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.2 million.

    Commerx has agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933.

                                 COMMERX, INC.

                               TABLE OF CONTENTS

                                                                        Page(s)
                                                                        -------
Report of Independent Accountants......................................   F-1

Financial Statements:

  Balance Sheets as of December 31, 1997 and 1998 and September 30,
   1999................................................................   F-2

  Statements of Operations for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 (unaudited)
   and 1999............................................................   F-3

  Statements of Changes in Stockholders' Deficit for the years ended
   December 31, 1996, 1997 and 1998 and the nine months ended September
   30, 1999............................................................   F-4

  Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 (unaudited)
   and 1999............................................................   F-5

  Notes to Financial Statements........................................   F-6

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Commerx, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Commerx, Inc. at December 31, 1997, 1998 and September 30, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 and for the nine months ended September 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Chicago, Illinois
December 28, 1999

                                 COMMERX, INC.

                                 BALANCE SHEETS

                              As of December 31,      As of September 30, 1999
                            ------------------------  -------------------------
                               1997         1998        Actual      Pro Forma
                            -----------  -----------  -----------  ------------
                                                                   (unaudited)
ASSETS
Current assets:
 Cash and cash
  equivalents.............  $    52,162  $ 3,302,954  $ 1,799,915  $ 36,642,209
 Trade accounts
  receivable (net of
  allowance of $12,800 at
  December 31, 1997, $0
  at December 31, 1998
  and $26,363 at
  September 30, 1999).....       13,098       20,127      459,249       459,249
 Other current assets.....       13,851       22,436      132,508       132,508
                            -----------  -----------  -----------  ------------
   Total current assets...       79,111    3,345,517    2,391,672    37,233,966
                            -----------  -----------  -----------  ------------
Property and equipment,
 net of accumulated
 depreciation.............      107,209      206,026    1,307,003     1,307,003
Other assets (includes
 security deposit of
 $200,000 at December 31,
 1998 and September 30,
 1999)....................          --       200,000      228,180       228,180
                            -----------  -----------  -----------  ------------
   Total assets...........  $   186,320  $ 3,751,543  $ 3,926,855  $ 38,769,149
                            ===========  ===========  ===========  ============
LIABILITIES AND
 STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable.........  $     3,163  $   364,116  $ 1,476,226  $  1,476,226
 Due to related party.....      217,309       92,713       98,776        98,776
 Accrued expenses.........       85,204      177,166    1,281,589     1,281,589
 Deferred revenue.........       91,182      180,909      355,321       355,321
 Notes payable--
  stockholders............    1,747,920          --     1,806,062           --
 Notes payable--current...          --           --        87,548        87,548
 Obligation under capital
  lease--current..........          --           --       321,176       321,176
                            -----------  -----------  -----------  ------------
   Total current
    liabilities...........    2,144,778      814,904    5,426,698     3,620,636
                            -----------  -----------  -----------  ------------
Notes payable--noncurrent.          --           --       183,673       183,673
Obligation under capital
 lease....................          --           --       813,259       813,259
                            -----------  -----------  -----------  ------------
   Total liabilities......    2,144,778      814,904    6,423,630     4,617,568
                            -----------  -----------  -----------  ------------
Commitments and
 contingencies (Note 9)...
Redeemable convertible
 Series A preferred stock,
 $.001 par value per
 share, redeemable at
 $1.05 per share,
 8,682,858 shares
 authorized; 6,665,428
 (1998), 8,570,000
 (September 30, 1999) and
 zero (pro forma) shares
 issued and outstanding
 (aggregate liquidation
 preference of $1.05 per
 share)...................          --     5,009,520    7,009,520           --
Stockholders' (deficit)
 equity:
 Convertible Series B
  preferred stock, $0.001
  par value per share,
  3,218,021 shares
  authorized; zero shares
  issued and outstanding
  (aggregate liquidation
  preference of $12.43
  per share)..............          --           --           --            --
 Common stock, no par
  value as of December
  31, 1997 and $.001 as
  of December 31, 1998
  and September 30, 1999,
  20,000,000 shares
  authorized, 16,950,000
  (1997) and 7,430,000
  (December 31, 1998 and
  September 30, 1999) and
  19,128,732 (pro forma),
  shares issued and
  outstanding.............      200,000        7,430        7,430        19,129
 Deferred compensation....          --           --      (592,262)     (592,262)
 Additional paid-in
  capital.................          --     2,256,130    3,495,053    47,352,058
 Accumulated deficit......   (2,158,458)  (4,336,441) (12,416,516)  (12,627,344)
                            -----------  -----------  -----------  ------------
   Total stockholders'
    (deficit) equity......   (1,958,458)  (2,072,881)  (9,506,295)   34,151,581
                            -----------  -----------  -----------  ------------
   Total liabilities and
    stockholders'
    (deficit) equity......  $   186,320  $ 3,751,543  $ 3,926,855  $ 38,769,149
                            ===========  ===========  ===========  ============

    The accompanying notes are an integral part of the financial statements.

                                 COMMERX, INC.

                            STATEMENTS OF OPERATIONS

                                                                   Nine Months Ended
                              Years Ended December 31,               September 30,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
                                                                (unaudited)
Revenue:
 Transaction............ $       --   $       --   $       --   $       --   $   445,300
 Advertising and other..      52,770      305,125      375,037      263,568      388,179
                         -----------  -----------  -----------  -----------  -----------
   Total revenue........      52,770      305,125      375,037      263,568      833,479
Cost of revenue.........         --           --           --           --       426,209
                         -----------  -----------  -----------  -----------  -----------
Gross margin............      52,770      305,125      375,037      263,568      407,270
Operating expenses:
 Sales and marketing....     330,474      451,448      577,324      317,645    2,643,483
 Information
  technology............     335,530      273,939      514,946      298,001    2,343,712
 Production and
  operations............     129,359      138,652      140,161      112,984      849,117
 General and
  administrative........     159,231      216,937    1,134,764      635,426    2,284,448
 Amortization of
  deferred stock
  compensation..........         --           --           --           --       386,713
                         -----------  -----------  -----------  -----------  -----------
   Total operating
    expenses............     954,594    1,080,976    2,367,195    1,364,056    8,507,473
                         -----------  -----------  -----------  -----------  -----------
Operating loss..........    (901,824)    (775,851)  (1,992,158)  (1,100,488)  (8,100,203)
Other income (expense):
 Interest income........         --           --           --           --        59,147
 Interest expense.......     (50,337)    (118,022)    (185,825)    (133,210)     (39,019)
                         -----------  -----------  -----------  -----------  -----------
   Total other income
    (expense)...........     (50,337)    (118,022)    (185,825)    (133,210)      20,128
                         -----------  -----------  -----------  -----------  -----------
Net loss................ $  (952,161) $  (893,873) $(2,177,983) $(1,233,698) $(8,080,075)
                         ===========  ===========  ===========  ===========  ===========
Basic and diluted net
 loss per share......... $     (0.06) $     (0.05) $     (0.13) $     (0.07) $     (1.09)
                         ===========  ===========  ===========  ===========  ===========
Weighted average shares
 used in calculation of
 basic and diluted net
 loss per share.........  16,950,000   16,950,000   16,897,835   16,950,000    7,430,000
Pro forma basic and
 diluted net loss per
 share (unaudited)......                           $     (0.15)              $     (0.54)
                                                   ===========               ===========
Weighted average shares
 used in calculation of
 pro forma basic and
 diluted net loss per
 share (unaudited)......                            14,095,000                14,836,096


    The accompanying notes are an integral part of the financial statements.

                                 COMMERX, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                             Common Stock
                          --------------------  Unamortized  Additional                   Total
                            Number    Carrying     Stock      Paid-In   Accumulated   Stockholders'
                          of Shares    Value    Compensation  Capital     Deficit        Deficit
                          ----------  --------  ------------ ---------- ------------  -------------
Balance at January 1,
 1996...................  16,950,000  $200,000   $     --    $      --  $   (312,424)  $  (112,424)
Net loss................         --        --          --           --      (952,161)     (952,161)
                          ----------  --------   ---------   ---------- ------------   -----------
Balance at December 31,
 1996...................  16,950,000   200,000         --           --    (1,264,585)   (1,064,585)
Net loss................         --        --          --           --      (893,873)     (893,873)
                          ----------  --------   ---------   ---------- ------------   -----------
Balance at December 31,
 1997...................  16,950,000   200,000         --           --    (2,158,458)   (1,958,458)
Conversion of
 shareholder notes and
 accrued interest to
 donated capital........         --        --          --     2,073,080          --      2,073,080
Conversion of common
 stock, no par to $0.001
 par value common stock.         --   (183,050)        --       183,050          --            --
Exchange of common stock
 for redeemable
 convertible Series A
 preferred stock........  (9,520,000)   (9,520)        --           --           --         (9,520)
Net loss................         --        --          --           --    (2,177,983)   (2,177,983)
                          ----------  --------   ---------   ---------- ------------   -----------
Balance at December 31,
 1998...................   7,430,000     7,430         --     2,256,130   (4,336,441)   (2,072,881)
Stock compensation
 recognized.............         --        --      386,713          --           --        386,713
Issuance of common stock
 options................         --        --     (978,975)     978,975          --            --
Issuance of Series A
 preferred stock
 warrants...............         --        --          --        73,823          --         73,823
Issuance of Series B
 preferred stock
 warrants...............         --        --          --       186,125          --        186,125
Net loss................         --        --          --           --    (8,080,075)   (8,080,075)
                          ----------  --------   ---------   ---------- ------------   -----------
Balance at September 30,
 1999...................   7,430,000  $  7,430   $(592,262)  $3,495,053 $(12,416,516)  $(9,506,295)
                          ==========  ========   =========   ========== ============   ===========



    The accompanying notes are an integral part of the financial statements.

                                 COMMERX, INC.

                            STATEMENTS OF CASH FLOWS

                                                                  Nine Months Ended
                              Years Ended December 31,              September 30,
                         ------------------------------------  ------------------------
                            1996        1997         1998         1998         1999
                         ----------  ----------  ------------  -----------  -----------
                                                               (unaudited)
Cash flows from
 operating activities:
 Net loss............... $ (952,161) $ (893,873) $ (2,177,983) $(1,233,698) $(8,080,075)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
   Depreciation.........     21,068      28,152        45,627       28,047      220,325
   Interest expense on
    shareholder notes...        --          --        225,160      133,210        6,063
   Amortization of debt
    discount............        --          --            --           --         8,362
   Amortization of
    compensation
    expense.............        --          --            --           --       386,713
   Changes in operating
    assets and
    liabilities:
     Increase in
      accounts
      receivable........    (10,625)     (2,473)       (7,029)     (39,786)    (439,122)
     (Increase) decrease
      in other current
      assets............     22,341      (4,914)       (8,585)       4,914     (110,072)
     Increase in other
      non-current
      assets............        --          --       (200,000)         --       (28,180)
     Increase (decrease)
      in accounts
      payable...........    (66,137)    (15,298)      360,953      214,375    1,112,110
     Increase in accrued
      expenses..........     24,438      60,503        91,962       40,560    1,104,423
     Increase in
      deferred revenue..     69,511      21,671        89,727      148,038      174,412
                         ----------  ----------  ------------  -----------  -----------
Net cash used by
 operations.............   (891,565)   (806,232)   (1,580,168)    (704,340)  (5,645,041)
                         ----------  ----------  ------------  -----------  -----------
Cash flows from
 investing activities:
 Acquisition of plant,
  property, and
  equipment.............    (41,189)    (32,298)     (144,444)     (88,767)    (388,506)
                         ----------  ----------  ------------  -----------  -----------
Net cash used in
 investing activities...    (41,189)    (32,298)     (144,444)     (88,767)    (388,506)
                         ----------  ----------  ------------  -----------  -----------
Cash flows from
 financing activities:
 Bank overdraft.........      8,507      (8,507)          --           --           --
 Proceeds from
  shareholder notes.....    400,000   1,047,920       100,000      100,000    1,991,809
 Gross proceeds from
  related party.........    275,539         --      1,175,404      734,323          --
 Repayments to related
  party.................        --     (148,721)   (1,300,000)         --           --
 Gross proceeds from
  issuance of note
  payable...............        --          --            --           --       300,000
 Repayments of note
  payable...............        --          --            --           --       (15,325)
 Obligations under
  capital lease.........        --          --            --           --       254,024
 Proceeds from sale of
  redeemable
  convertible Series A
  preferred stock.......        --          --      5,000,000          --     2,000,000
                         ----------  ----------  ------------  -----------  -----------
Net cash provided from
 financing activities...    684,046     890,692     4,975,404      834,323    4,530,508
                         ----------  ----------  ------------  -----------  -----------
Net increase (decrease)
 in cash................   (248,708)     52,162     3,250,792       41,216   (1,503,039)
Cash and cash
 equivalents at
 beginning of period....    248,708         --         52,162       52,162    3,302,954
                         ----------  ----------  ------------  -----------  -----------
Cash and cash
 equivalents at end of
 period................. $      --   $   52,162  $  3,302,954  $    93,378  $ 1,799,915
                         ==========  ==========  ============  ===========  ===========
Supplemental cash flow
 information:
 Interest paid.......... $   25,636  $   32,817  $     45,868  $       --   $     7,545
Non-cash financing
 activities:
 Conversion of
  shareholder notes and
  interest to
  additional paid-in
  capital............... $      --   $      --   $  2,073,080  $       --   $       --
 Exchange of common
  stock for redeemable
  convertible Series A
  preferred stock ......        --          --          9,520          --           --
 Estimated fair value
  of warrants--recorded
  as debt discount......        --          --            --           --       259,948
 Equipment required
  under capital lease...        --          --            --           --       932,796
 Incentive plan stock
  option issuances......        --          --            --           --       978,975

    The accompanying notes are an integral part of the financial statements.

                                 COMMERX, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of Business and Organization

    Commerx, Inc. ("Commerx" or the "Company") was formed as an Illinois corporation in July 1995 and was subsequently reorganized as a Delaware corporation in December 1998. All shares in the Illinois Corporation were converted to the Delaware Corporation at a ratio of one to one.

    Commerx is an Internet commerce company facilitating electronic business-to-business commerce through the development and management of marketplaces for industrial processing markets. Currently, the Company operates one marketplace, PlasticsNet, which serves the plastics industry.

    In 1996, 1997, 1998 and 1999, the Company derived its revenue from the establishment and maintenance of supplier business centers (commercial storefronts) on PlasticsNet along with advertising revenue. The Company also earned fees from the production of advertising content. Additionally, in the second quarter of 1999, the Company began deriving revenue from procurement transactions through its Internet site.

2. Summary of Significant Accounting Policies

Basis of Presentation

    The Company's accompanying interim financial statements for the nine months ended September 30, 1998 and the related notes have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements of the years ended December 31, 1996, 1997 and 1998 and for the nine-month period September 30, 1999 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results expected for the full years.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

    Advertising revenue is contracted generally on a quarterly basis and recognized equally over each of the three months in the quarter. Business center set-ups and renewals are contracted generally on an annual basis and recognized ratably over twelve months.

    Transaction revenue consists primarily of product sales to buyers and charges to buyers for outbound freight. Commerx acts as a principal when purchasing products from suppliers and reselling them to buyers. Products are shipped directly to buyers by suppliers based on buyers' delivery date specifications. Under principal-based agreements, Commerx is responsible for selling products, collecting payment from buyers, ensuring that the shipment reaches buyers and processing returns. In addition, Commerx takes title to products upon shipment and bears the risk of loss for collection, delivery and product returns from buyers. Commerx provides an allowance for sales returns, which has been insignificant to date, at the time of sale. Commerx recognizes revenue from product sales when products are shipped to our buyers. Shipping and handling costs are recorded as costs of revenue.

                                 COMMERX, INC.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located primarily in the United States and are denominated in U.S. dollars. Management believes its credit policies are prudent and reflect normal industry terms and business risk.

    At December 31, 1996, three customers accounted for approximately 39.2%, 13.3% and 12.6% of the accounts receivable balance. At December 31, 1997, the Company had four customers that accounted for 29.0%, 19.3%, 19.3% and 15.4% of the accounts receivable balance. At December 31, 1998, five customers accounted for approximately 26.0%, 17.0%, 12.2%, 12.0% and 11.7% of the accounts receivable balance. At September 30, 1999, 38.2% and 20.2% of the Company's accounts receivable were due from two customers.

    During 1996 one customer accounted for 32.7% of the Company's revenue. During 1997, there were no customers that accounted for 10% or greater of the Company's revenue. During 1998 one customer accounted for 20.0% of the Company's revenue. For the period ending September 30, 1999, two customers accounted for 32.8% and 10.9% of the Company's revenue.

Fair Value of Financial Instruments

    The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and capital lease obligations are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The carrying value for all long-term debt outstanding at the end of all periods presented approximates fair value where fair value is based on market prices for the same or similar debt and maturities.

Property and Equipment

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon estimated useful lives of three years for computer software and equipment and five years for furniture and fixtures and other equipment. Maintenance and repair charges are expensed as incurred.

                                 COMMERX, INC.

Advertising Costs

    Advertising costs are expensed as incurred. Advertising expense was $112,340, $28,420 and $69,421 for the years ended December 31, 1996, 1997 and
1998, respectively, and $51,962 and $531,528 for the nine-month periods ended September 30, 1998 and 1999, respectively.

Product Development Costs

    Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's Web sites. Product development costs are expensed as incurred. The software development cost components of product development costs are required to be capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and the date of general release have substantially coincided. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Additionally, development costs associated with providing content for the Company's Web site are expensed as incurred.

Stock-Based Compensation

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to record compensation cost for stock-based compensation at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and its related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of a share of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock.

Income Taxes

    Deferred tax assets and liabilities are recorded to reflect the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based upon the differences between the financial statement and tax bases of assets and liabilities and for tax carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse.

    In December 1998, in connection with the private placement of preferred stock (see Note 6), the Company was required to change its corporate status from an S-Corporation to a C-Corporation and, therefore, is subject to federal and state income taxes effective December 27, 1998. As a result of the conversion in tax status, the Company has recorded deferred tax assets and liabilities as of December 31, 1998 and as of September 30, 1999.

Pro Forma Information (unaudited)

    The pro forma balance sheet as of September 30, 1999 presents the estimated effects of several transactions that have occured subsequent to September 30, 1999 and will occur prior to the closing of the proposed initial public offering, including (i) the issuance of Series B convertible preferred stock ("Series B"), (ii) the conversion of all management notes and accrued

                                 COMMERX, INC.

interest as of November 19, 1999 into Series B preferred stock and (iii) the conversion of all outstanding preferred stock into common stock. In conjunction with these transactions, the pro forma information reflects: (i) the write-off of $185,747 in remaining management loan discounts as of September 30, 1999,
(ii) the accrual of interest on the management notes for the period October 1, 1999 to November 19, 1999 and (iii) the application of $2,030,955 of financing fees against the proceeds of the Series B preferred stock offering.

Net Loss Per Share

    The Company computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"), and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share applicable to common stockholders is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares outstanding for the period. The calculation of diluted net loss per share excludes the number of shares of common stock issuable upon exercise of employee stock options and warrants, and the shares of common stock issuable upon the conversion of convertible preferred stock as the effect would be antidilutive. Potential common shares consist of the incremental common shares issuable upon the conversion of the redeemable convertible Series A convertible preferred stock ("Series A") (using the incremental method) and shares issuable upon the conversion of stock options and warrants (using the treasury stock method). At September 30, 1999, Series A preferred stock was convertible into 8,570,000 shares of common stock and options and warrants to purchase 3,958,148 shares of common stock were outstanding. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance. Refer to Note 10--Earnings per share, for the reconciliation of the numerator and denominator of the basic and diluted EPS computations.

Comprehensive Income

    Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Under SFAS 130, changes in net assets of an entity resulting from transactions and other events and circumstances from non-owner sources are reported in a financial statement for the period in which they are recognized. Because there were no such changes, adoption of SFAS 130 did not impact the financial statements of the Company.

Segment Reporting

    Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Recent Pronouncements

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement as amended is effective for fiscal years beginning after June 15, 2000. As the Company does not have any derivative instruments or hedging activities, SFAS No. 133 is not expected to have a material effect on its financial results.

                                 COMMERX, INC.

3. Property and Equipment

    Plant, property and equipment consists of the following at:

                                                 December 31,
                                              -------------------  September 30,
                                                1997      1998         1999
                                              --------  ---------  -------------
   Equipment under capital leases:
     Furniture and fixtures.................. $    --   $     --    $  270,059
     Computer equipment......................      --         --       662,737
   Equipment.................................   11,155     36,461      105,693
   Furniture and fixtures....................   28,448     28,448       28,448
   Computer software and equipment...........  125,434    244,572      563,847
                                              --------  ---------   ----------
                                               165,037    309,481    1,630,784
   Less: Accumulated depreciation............  (57,828)  (103,455)    (323,781)
                                              --------  ---------   ----------
                                              $107,209  $ 206,026   $1,307,003
                                              ========  =========   ==========

    When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the account, and any gain or loss is included in results of operations. Amounts expended for maintenance and repairs are charged to expense as incurred.

    As of September 30, 1999, the Company changed the estimated useful lives for depreciation from 5 to 7 years to 3 to 5 years to better reflect the life of the assets and to comply with industry standards. The effect of the change in estimate was to increase the net loss by $113,142 for the nine-month period ended September 30, 1999, or ($0.02) per share.

    Depreciation expense for 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 was $21,068, $28,152 and $45,627, and $28,047 and
$220,326, respectively. Accumulated amortization and amortization expense related to property and equipment acquired under capital lease arrangements during 1999 was $72,612 for the nine months ended September 30, 1999. Interest expense relating to capital lease obligations totaled $24,592 for the nine months ended September 30, 1999.

    In June 1999, the Company has entered into master lease agreements with two separate financing companies for the lease of office furniture and fixtures and computer equipment used in its business. Each borrowing under the lease has a two- to five-year term and is collateralized by the assets purchased. Equipment obtained pursuant to these leases is capitalized and is included in property and equipment on the balance sheet.

    In connection with the aforementioned arrangements, the Company issued warrants to purchase certain of its equity securities to the lessor (Note 7).

4. Notes Payable to Related Parties

    Prior to the Series A Financing (Note 6), the Company had been funded internally through shareholder notes and advances from related parties. Notes payable due to shareholders were $1,747,920 at December 31, 1997. The notes were due on demand and accrued interest at 8%. In November 1998, the Board of Directors approved a resolution under which outstanding shareholder demand notes were contributed to the Company as additional paid-in capital. The total amount of capital contributed was $2,073,080 which was comprised of $1,847,920 of outstanding principal and $225,160 of accrued interest due on the respective notes.

                                 COMMERX, INC.

    On September 28, 1999, the Company entered into six-month subordinated, convertible borrowing agreements with certain officers of the Company under which such individuals agreed to loan the company $1,991,809. These loans are carried at $1,806,062, net of debt discounts. The notes are required to be paid on the earlier of March 28, 2000 or the completion of the next round of financing in which the Company receives proceeds of at least $15 million. The principal and interest due on the notes were automatically converted into the Company's Series B preferred stock at the Series B preferred stock offering price of $12.43 per share upon the closing of the Series B preferred stock offering. Interest is payable upon maturity or conversion of the note and accrues at an annual rate of prime plus 1% (9.25% at September 30, 1999). In the event of default, this rate increases to prime plus 3%. In connection with the debt financing, the Company issued warrants to purchase shares of the Company's Series B preferred stock (Note 6 and 7).

    Additionally, the Company has recorded amounts due to a related party of $217,309 and $92,713 as of December 31, 1997 and 1998, respectively, and $98,776 as of September 30, 1999 (Note 11).

5. Notes Payable

    On August 16, 1999, the Company entered into a borrowing agreement with a third party under which the lender agreed to loan $300,000 to the Company for a period of 30 months. Such loan is reflected net of $14,017 of debt discount. The proceeds were to be used to finance the acquisition of fixed assets and for working capital purposes. Interest payments are due on a monthly basis at an annual interest rate of 8.75% and the note is due on February 1, 2002. On February 1, 2002, a $51,000 balloon payment is due. In connection with the borrowing, the Company also issued warrants to purchase shares of the Company's Series A preferred stock (Note 7).

6. Convertible Preferred Stock

Redeemable Series A

    In December 1998, the Company authorized the sale and issuance of up to 8,570,000 shares of Series A preferred stock. Subject to the first closing as defined in the Series A preferred stock purchase agreement, the Company issued 4,761,428 shares to a certain investment group in exchange for $5,000,000. The purchase price consists of cash payments totaling $4,750,000 and the conversion of a note payable in the amount of $250,000 into Series A preferred stock.

    Additionally, in December 1998, the Company issued 1,904,000 Series A preferred stock to certain related party common stockholders in exchange for 9,520,000 shares of common stock. The related party common stockholders are members of the Stojka family, including Tim and Nick Stojka (Note 11).

    In June 1999, the Company issued 1,904,572 additional shares of Series A preferred stock to the same investment group as the December 1998 financing for $2,000,000. The transaction fulfilled the second closing as defined in the Series A preferred stock purchase agreement.

    Holders of Series A preferred stock are entitled to receive non-cumulative dividends in preference to holders of common stock at the rate of 8% per share per annum if and when declared by the Board of Directors. The holders of Series A preferred stock shall have the right to convert

                                 COMMERX, INC.

the Series A preferred stock into equal shares of common stock at the option of the holder and have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series A preferred stock. All series of preferred stock and common stock are required to vote together as a class except that holders of Series A preferred stock are entitled to elect two representatives to the Board of Directors.

    Additionally, the Series A preferred stock automatically converts into common stock at the then applicable conversion rate in the event of either (i) the completion of an initial public offering with aggregate offering proceeds to the Company of at least $5,000,000 and a per share price to the public of at least 2.5 times the purchase price of the Series A preferred stock or (ii) the election of the holders of at least two-thirds of the outstanding Series A preferred stock.

    Upon written election of holders of two-thirds of the Series A preferred stock, the Series A preferred stock is required to be redeemed to the extent of one-third of the shares of Series A preferred on the fifth, sixth and seventh anniversary dates of the closing. The redemption price of $1.05 is to be adjusted for any stock dividends, contributions or splits plus any accrued, but unpaid dividends.

    The consent of a majority of the Series A preferred stock is required for any action that authorizes or issues shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with the Series A preferred stock or that authorizes a merger, sale of substantially all of the assets of the Company or a recapitalization/reorganization of the Company.

    Upon liquidation or dissolution, shareholders of Series A preferred stock are to receive a distribution of available assets up to the sum of the original purchase price plus any declared but unpaid dividends. This distribution has preference over any distribution to common stockholders.

    In November 1999, the Board of Directors authorized an increase in the number of authorized shares of Series A preferred stock from 8,570,000 to 8,682,858.

Series B

    In November 1999, the Board of Directors authorized the issuance of up to 3,218,021 shares of Series B preferred stock.

    In November 1999, the Company issued 1,935,994 shares of Series B preferred stock for gross proceeds of $23,900,000. The gross proceeds consist of cash payments totaling $21,800,000 and the conversion of notes payable to stockholders in the amount of $2,100,000. Of the total shares issued, 1,400,181 shares were to related parties.

    Holders of Series B preferred stock are entitled to receive non-cumulative dividends in preference to holders of common stock at the rate of $0.994 per share per annum if and when declared by the Board of Directors. The holders of Series B preferred stock shall have the right to convert the Series B preferred stock into an equal number of shares of common stock at the option of the holder and have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series B preferred stock. All series of preferred stock and common stock are required to vote together as a class except that holders of Series B preferred stock and common stock vote together as a class for the election of five members of the Company's Board of Directors. As mentioned in Note 6, the remaining two members are elected by the holders of Series A preferred stock voting as a separate class.

                                 COMMERX, INC.

    Series B preferred stock automatically converts into common stock in the event of either (i) the completion of an initial public offering with aggregate offering proceeds to the Company of at least $15,000,000 and a per share price to the public of at least 1.5 times the purchase price of the Series B preferred stock or (ii) the election of the holders of at least two-thirds of the outstanding Series B preferred stock to convert such shares.

    The consent of a majority of the Series B preferred stock is required for any action that authorizes or issues shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with the Series B preferred stock or that authorizes a merger, sale of substantially all of the assets of the Company or a recapitalization/reorganization of the Company. The consent of a majority of the Series B preferred stock is also required for the Company to purchase, redeem or otherwise acquire for value any of their common stock or to declare or pay dividends or make any other distribution on account of the common stock.

    Upon liquidation or dissolution, shareholders of Series B preferred stock are to receive a distribution of available assets up to the sum of the original purchase price plus any declared but unpaid dividends. This distribution has preference over any distribution to common stockholders.

    In connection with the closing of the first round of Series B preferred stock financing in November 1999, the Company entered into an Investors' Rights Agreement with certain investors who purchased shares of the Series B preferred stock. The agreement grants to designated investors certain information rights, registration rights, and rights of first offer as defined by the agreement. Some of the rights are subject to minimal investment thresholds and some rights may terminate upon the completion of an initial public offering by the Company.

    Holders of Series B preferred stock have the right the convert the Series B preferred stock into shares of common stock at a one-to-one ratio. To the extent that the fair market value of common stock is deemed to exceed the $12.43 offering price for the Series B preferred stock, a beneficial conversion feature exists. A deemed dividend to the preferred shareholders will be reflected in the fourth quarter of 1999 to the extent of any beneficial conversion feature and would increase net loss available to common shareholders.

    Two of the 23 purchasers of Series B preferred stock have entered into strategic agreements with the Company. To the extent that such relationships go beyond that of an investor-investee relationship, the agreement will be accounted for at fair value in accordance with SFAS 123 and will be capitalized as deferred contract acquisition cost and amortized over the term of the contract.

7. Common Stock, Options and Warrants

    In December 1998, the Board of Directors approved an amendment to the Company's certificate of incorporation which increased the number of authorized shares of common stock from 500,000 with no par value to 20,000,000 with $.001 par value and also authorized the issuance of up to 8,570,000 shares of Series A preferred stock. The change in par value did not affect any of the existing rights of shareholders and has been recorded as an adjustment to additional paid-in capital and common stock. The Company subsequently effected an 84.75-to-1 stock split of the issued and outstanding common stock of the Company as of December 22, 1998. All share information retroactively reflects the effect of this split. The Company has reserved 8,570,000 shares of common stock for issuance upon conversion of the Series A preferred stock.

    In November 1999, the Board of Directors approved an amendment to the Company's certificate of incorporation which increased the number of authorized shares of common stock from 20,000,000 to 100,000,000.

                                 COMMERX, INC.

    In March 1999, the Company's Board of Directors adopted a Combined Incentive and Non-statutory Stock Option Plan ("the Plan"). Under the Plan, employees of the Company are granted incentive stock options to purchase common stock at not less than the fair value on the date of grant. In the case of grants of non-statutory stock options, options will be granted at a per share price of no less than 85% of the fair market value on the date of grant. Generally, the term of the options is 10 years from the initial grant date with the options vesting over a four-year period. The Plan is administered by the Compensation Committee of the Board of Directors. The total number of shares of common stock that may be issued pursuant to options granted under the Plan is 4,000,000 (Note 14).

    Deferred compensation was recorded during the nine-month period ended September 30, 1999 in connection with the granting of stock options at exercise prices that were less than the deemed fair value. Deferred compensation of $978,975 is reflected as a separate component of stockholders' deficit and is being amortized over a four-year time period using an accelerated methodology. Compensation expense of $386,713 was recognized for the nine-month period ended September 30, 1999.

    Additionally, to the extent that the fair market value of common stock is deemed to exceed the exercise price for options granted in the fourth quarter, it is expected that a charge will be recorded for non-cash compensation expense.

    The following information relates to stock options outstanding as of September 30, 1999:


                                                             Nine Months Ended
                                                             September 30, 1999
                                                             -------------------
                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Shares     Price
                                                             ---------  --------
      Outstanding at beginning of period....................       --      --
      Granted............................................... 3,973,500   $0.82
      Exercised.............................................       --      --
      Forfeited/expired.....................................  (153,000)   0.51
                                                             ---------
      Outstanding at end of period.......................... 3,820,500   $0.84
                                                             =========

    The weighted average fair value of options granted during the period was $0.56.

    The following table summarizes information about stock options outstanding at September 30, 1999:

                     Options Outstanding                   Options Exercisable
            -------------------------------------------   --------------------------
                              Weighted
                              Average        Weighted                     Weighted
                             Remaining       Average                      Average
Exercise      Number        Contractual      Exercise       Number        Exercise
 Price      Outstanding     Life (Years)      Price       Outstanding      Price
--------    -----------     ------------     --------     -----------     --------
 $0.50       1,807,500          8.80          $0.50         439,125        $0.50
  0.75       1,090,000          9.96           0.75             --          0.75
  1.50         316,940          9.29           1.50          78,788         1.50
  1.65         606,060          5.06           1.65         121,212         1.65
             ---------                                     -------
             3,820,500                                      639,125
             =========                                     =======

                                 COMMERX, INC.

    The Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation," upon establishing the Plan. As permitted by SFAS 123, the Company continues to apply the accounting provisions of APB Opinion Number 25, "Accounting for Stock Issued to Employees" with regard to the measurement of compensation cost for options granted. The Company recognized $386,713 of compensation expense for the period ended September 30, 1999 in conjunction with grants made under its fixed stock option plans. Had expense been recognized using the fair value method described in SFAS 123, the Company would have reported the following results of operations using the Black-Scholes option pricing model:

                                                                   Nine Months
                                                                      Ended
                                                                  September 30,
                                                                      1999
                                                                  -------------
      Pro forma net loss.........................................  $(8,269,567)
      Pro forma net loss per diluted share.......................  $     (0.56)

    These costs may not be representative of the total effects on pro forma reported income for future years. Factors that may also impact disclosures in future years include the attribution of the awards to the service period, the vesting period of stock options, timing of additional grants of stock option awards and number of shares granted for future awards.

    The assumptions utilized for calculating the estimated fair value of options granted in accordance with SFAS 123 are as follows:

                                                                    Nine Months
                                                                       Ended
                                                                   September 30,
                                                                       1999
                                                                   -------------
      Annualized dividend yield...................................      0.0%
      Risk free rate of return....................................      5.5%
      Expected option term (in years).............................        7
      Expected volatility.........................................      0.0%

    In connection with the lease agreement entered into in June 1999 (Note 3), the Company granted the lessor warrants to purchase 91,429 shares of the Company's Series A Preferred Stock at a price of $1.05 per share. These warrants can be exercised at any time between the earlier of a period of seven years from date of issuance or three years from the effective date of the Company's initial public offering and expire at the earlier of seven years from the date of issue or three years from the effective date of the Company's initial public offering. The relative fair value of these warrants has been recorded in the financial statements as stipulated by Accounting Principal's Board Opinion No. 14 and equaled $59,806, which was recorded as debt discount and is being amortized to interest expense over the term of the lease.

    In connection with the note payable to a third party in August 1999 (Note
5), the Company granted the lender warrants to purchase 21,429 shares of the Company's Series A preferred stock at a price of $1.05 per share. These warrants can be exercised at any time before the earlier of a period of seven years from date of issuance or three years from the effective date of the Company's initial public offering and expire at the earlier of seven years from the date of issue or three years from the effective date of the Company's initial public offering. The relative fair value of these warrants has been recorded in the financial statements as stipulated by Accounting Principal's Board Opinion No. 14 and equaled $14,017, which was recorded as debt discount and is being amortized to interest expense over the term of the note.

                                 COMMERX, INC.

    In connection with debt financing agreements entered into with related parties in September 1999 (Note 4), the Company issued warrants to purchase shares of Series B preferred stock. The total amount of Series B preferred stock to be issued is equal to 15% of the principal amount of each lendor's promissory note (24,790 shares). The warrants have an exercise price of $12.43 per share. The conversion price will be determined based upon the completion of the December round of financing. The relative fair value of these warrants has been recorded in the financial statements as stipulated by Accounting Principles Board Opinion No. 14 and equaled $186,125 as of September 30, 1999 and has been recorded as debt discount. The discount is being amortized to interest expense over the term of the note.

    The term of the warrant agreement begins upon the closing of the private placement of the Company's Series B preferred stock and ends on September 28, 2004. Additionally, upon the closing of the Company's initial public offering, all outstanding warrants for the purchase of Series B preferred stock become null and void. However, these warrants require that upon the closing of the Company's initial public offering, the Company must issue replacement warrants to purchase common stock to holders of these warrants on equitable terms.

8. Income Taxes

    Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse.

    The components of the deferred tax asset are as follows:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Deferred tax assets:
        Accrued expenses.............................  $ 209,267    $ 1,047,970
        Deferred revenue.............................     68,745        135,022
        Deferred compensation........................        --         146,951
        Net operating loss...........................        --       2,262,032
                                                       ---------    -----------
          Total deferred tax assets..................    278,012      3,591,975
        Less: valuation allowance....................   (251,364)    (3,398,540)
                                                       ---------    -----------
                                                          26,648        193,435
      Deferred tax liabilities:
        Accounts receivable..........................      7,648        174,515
        Book over tax basis depreciation.............     19,000         18,920
                                                       ---------    -----------
          Net deferred tax asset (liability).........  $     --     $       --
                                                       =========    ===========

    The valuation allowance relates principally to deferred tax assets that the Company estimates may not be realizable based upon available evidence. The Company has generated a net operating loss carryforward of $6.0 million as of September 30, 1999 that will expire beginning in 2019 for federal tax purposes. Based on Internal Revenue Code regulations relating to changes in ownership of the Company, utilization of the net operating loss carryforward may be subject to annual limitations.

                                 COMMERX, INC.

    Income tax benefit differed from the amounts computed by applying the U.S. federal income tax rate of 35% to losses before income tax expense as a result of the following:

                                                       Year Ended
                                                      December 27,  Nine Months
                                                        1998 to        Ended
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Computed expected income tax benefit..........   $(740,514)   $(2,747,225)
      Increase (decrease) in tax benefit resulting
       from:
        Change in valuation allowance...............     325,462      3,073,078
        State and local income taxes, net of federal
         benefit....................................     (87,119)      (323,203)
        Loss allocated to S corporation income tax
         year and other.............................     740,860         (2,650)
        Effect of conversion from S corporation to C
         corporation................................    (238,689)           --
                                                       ---------    -----------
          Income tax benefit........................   $     --     $       --
                                                       =========    ===========

9. Commitments and Contingencies

    During 1998, the Company leased space in Chicago, Illinois under an operating lease. The lease called for minimum rent with an annual escalation. The lease expired in October 1998.

    The Company entered into a new operating lease, which commenced in January 1999 and expires on December 31, 2008. The lease calls for minimum rents with an annual escalation.

    Additionally, the Company entered into an operating lease for Internet data services that commenced on June 30, 1999. The lease calls for monthly payments of $7,150. The lease expires on November 3, 2000.

    Total rental expense was $54,215, $57,696 and $88,747 during 1996, 1997 and 1998 and $44,229 and $185,156 for the nine-month periods ended September 30, 1998 and 1999.

    The following is a schedule of future minimum rentals required for operating leases that have remaining noncancelable lease terms in excess of one year, as of December 31, 1998:

      1999........................................................... $  235,895
      2000...........................................................    240,312
      2001...........................................................    244,730
      2002...........................................................    249,147
      2003...........................................................    253,565
      Thereafter.....................................................  1,334,085
                                                                      ----------
        Total........................................................ $2,557,734
                                                                      ==========

                                 COMMERX, INC.

    Future payments under noncancelable capital lease agreements as of September 30, 1999 are as follows:

      1999.......................................................... $   60,327
      2000..........................................................    438,163
      2001..........................................................    419,047
      2002..........................................................    335,411
      2003 and thereafter...........................................     87,753
                                                                     ----------
                                                                      1,340,701
      Less amounts representing interest............................   (206,266)
                                                                     ----------
      Net present value of minimum lease payments...................  1,134,435
      Less current portion..........................................   (321,176)
                                                                     ----------
                                                                     $  813,259
                                                                     ==========

    On September 30, 1999, the Company signed an agreement with a third party for the purchase of a software license to be used to support the business activity of the Company. Subject to the terms of the agreement, the Company is obligated to pay $25,000 of license fees by October 31, 1999 and $225,000 by March 31, 2000.

10. Earnings Per Share
    Statement of Financial Accounting Standards No. 128, "Earnings per Share," requires companies to provide a reconciliation of the numerator and denominator of the basic and diluted EPS computations. The calculation below provides net loss, weighted average common shares outstanding and the resultant net loss per share for both basic and diluted EPS for the years ended December 31, 1996 and 1997 and 1998 and for the nine-month periods ended September 30, 1998 and 1999.

                                        Year Ended                   Nine Months Ended
                                       December 31,                    September 30,
                             -----------------------------------  ------------------------
                                1996        1997        1998         1998         1999
                             ----------  ----------  -----------  -----------  -----------
                                                                  (unaudited)
   Numerator:
     Net (loss) income.....  $ (952,161) $ (893,873) $(2,177,983) $(1,233,698) $(8,080,075)
                             ==========  ==========  ===========  ===========  ===========
   Denominator:
     Weighted average
      common shares........  16,950,000  16,950,000   16,897,835   16,950,000    7,430,000
     (Denominator for basic
      calculation)
     Weighted average
      effect of dilutive
      securities:
     Convertible preferred
      stock................         --          --           --           --           --
     Stock options and
      warrants.............         --          --           --           --           --
                             ----------  ----------  -----------  -----------  -----------
     Denominator for
      diluted calculation..  16,950,000  16,950,000   16,897,835   16,950,000    7,430,000
                             ==========  ==========  ===========  ===========  ===========
   Earnings per share:
     Basic.................  $    (0.06)      (0.05) $     (0.13) $     (0.07) $     (1.09)
                             ==========  ==========  ===========  ===========  ===========
     Diluted...............  $    (0.06)      (0.05) $     (0.13) $     (0.07) $     (1.09)
                             ==========  ==========  ===========  ===========  ===========

                                 COMMERX, INC.

11. Related Party Transactions

    The Company and Fast Heat, Inc. ("Fast Heat") are related parties through a common group of shareholders which hold a substantial ownership interest in both companies. Fast Heat is owned by the Stojka family, including Tim and Nick Stojka, Chairman and Chief Executive Officer of the Company and Executive Vice-President and Director of the Company, respectively. In 1998, Fast Heat provided funding to the Company for operations. Additionally, Fast Heat and Fast Heat International (an affiliate of Fast Heat) have guaranteed the Company's obligations under the current office lease. At December 31, 1997 and 1998 amounts due to Fast Heat were $217,309 and $92,713, respectively. At September 30, 1998 and 1999 amounts due to Fast Heat were $951,632 and $98,776. The amount is due on demand and accrued interest at 8.0% in 1997 and at 8.5% in 1998 and 1999. The Company paid this obligation in full in November 1999.

    In 1997 and 1998, the Company provided Internet related services to Fast Heat. The amount of revenue earned for these services was $79,600 and $2,025 for the years ended December 31, 1997 and 1998 and $2,025 for the nine month period ended September 30, 1998. No such services were performed in the nine-month period ending September 30, 1999.

    In 1996, 1997, 1998 and 1999 the Company provided bartered services for print advertising and trade show benefits to an affiliated entity in exchange for print advertising and certain trade show benefits. The Company has not reflected these barter transactions in the financial statements.

12. Defined Contribution Savings Plan

    The Company maintains a defined contribution 401(k) profit sharing plan covering substantially all eligible employees meeting certain minimum age and months of service requirements, as defined. Participants may make elective contributions up to established limits. All amounts contributed by participants and earnings on these contributions are fully vested at all times. The Plan provides for matching and discretionary contributions by the Company. The Company's expense for the defined contribution plan totaled $8,680 for the year ended December 31, 1998, and $6,235 and $8,085 for the periods ended September 30, 1998 and 1999, respectively. The Company's expenses for 1996 and 1997 were de minimis.

13. Financial Results and Liquidity

    The Company has sustained significant net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financing, bank financing, or other sources of capital. During December 1998 (as described in Note 6), the Company sold $5 million of preferred stock and obtained a commitment for the purchase of an additional $2 million of preferred stock. In March 1999, the Company's Board of Directors approved a resolution initiating the sale of preferred stock under this commitment and the shares were issued in June 1999. In addition, in November and December 1999, the Company sold $38.6 million of preferred stock to fund planned expenditures for fiscal years 1999 and 2000. Management believes that its current funds will be sufficient to enable the Company to meet its planned expenditures for fiscal 2000.

14. Subsequent Events

    In November 1999, the Company entered into a three-year supplier agreement with a third party. According to the terms of the agreement, the Company will serve as the supplier's exclusive third party e-commerce solution for the first two years and the Company will market and sell specified

                                 COMMERX, INC.

products purchased from the supplier over the Internet using the Company's Web site, PlasticsNet.Com.

    In December 1999, the Company entered into a supplier agreement with a third party. According to the terms of the agreement, the Company will serve as the supplier's non-exclusive third party e-commerce solution and will market and sell specified products purchased from the supplier over the Internet using the Company's Web site, PlasticsNet.Com. The term of the agreement ends in one year, but automatically renews each year unless either party terminates the agreement.

    Additionally, in December 1999, the Board of Directors of the Company approved an increase in the total number of shares of common stock that may be issued pursuant to options granted under the Combined Incentive and Nonstatutory Stock Option Plan from 4,000,000 to 5,500,000.

    In December 1999, the Company issued 1,192,738 shares of Series B preferred stock in exchange for gross cash proceeds of $14,700,000.

[INSIDE BACK COVER OF PROSPECTUS]

The following text is included in a vertical timeline that will print the years in bold, with corresponding copy adjacent.

1994 "Involved in the plastics industry from an early age, brothers Tim and Nick Stojka realize that significant inefficiencies exist in the market and develop an idea to change the way purchasing is done in the plastics industry"

1995 "The Stojka brothers launch Commerx (Latin for "commerce") and their flagship marketplace, PlasticsNet.Com"

1996 "PlasticsNet.Com focuses on forming industry relationships and community development"

1997 "Site evolves to include catalog aggregation, lead generation opportunities; site visits increase continuously"

1998 "E-commerce architecture developed, investment received from Internet Capital Group (ICG)"

1999 "E-commerce function launched, site becomes a leading neutral industry marketplace for the plastics industry"

1999 "PlasticsNet.Com recognized as the #4 B2B Web site by Business Marketing, an Advertising Age magazine"

2000   "Commerx continues to develop its marketplace solution, with future plans to enter other verticals and expand internationally"

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Special Note Regarding Forward- Looking Statements........................   19
Use of Proceeds...........................................................   20
Dividend Policy...........................................................   20
Capitalization............................................................   21
Dilution..................................................................   22
Selected Financial Data...................................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   24
Business..................................................................   32
Management................................................................   46
Related Party and Other Transactions......................................   53
Principal Stockholders....................................................   55
Description of Capital Stock..............................................   56
Shares Eligible for Future Sale...........................................   59
Legal Matters.............................................................   60
Experts...................................................................   60
Additional Information....................................................   61
Underwriting..............................................................   62
Index to Financial Statements.............................................   64

                               ----------------

    Through and including            , 2000 (the 25th day after the date of
this prospectus) all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                         Shares

                                 Commerx, Inc.

                                 Common Stock

                               ----------------

                                    [LOGO]

                               ----------------

                             Goldman, Sachs & Co.

                              Merrill Lynch & Co.

                                   Chase H&Q

                              Robertson Stephens

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee.

      SEC registration fee.......................................... $   26,400
      NASD filing fee............................................... $   10,500
      Nasdaq National Market listing fee............................ $   94,000
      Printing...................................................... $  200,000
      Legal fees and expenses....................................... $  300,000
      Accounting fees and expenses.................................. $  200,000
      Blue sky fees and expenses.................................... $    2,000
      Transfer agent and registrar fees............................. $   20,000
      Miscellaneous................................................. $  347,100
                                                                     ----------
          Total..................................................... $1,200,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

    The Registrant intends to enter into Indemnification Agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

    Reference is also made to Section    of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

    The Registrant, with approval by the Registrant's Board of Directors, expects to obtain additional directors' and officers' liability insurance.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                       Exhibit
                                  Document                             Number
                                  --------                             -------
      Form of Underwriting Agreement..................................   1.1
      Amended and Restated Articles of Incorporation of Commerx.......   3.1(b)
      Bylaws of Commerx...............................................   3.2(b)
      Form of Officer and Director Indemnity Agreement................  10.5

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    During the period from January 1, 1997 through December 31, 1999, the registrant has sold and issued the following securities:

  1. In December 1998 and June 1999, the registrant issued 8,570,000 shares of Series A preferred stock to five investors for consideration of a cash payment of $6,750,000, the extinguishment of a note payable in the amount of $250,000 and the exchange of 9,520,000 shares of common stock.

  2. In June 1999, the registrant issued a warrant to purchase 91,429 shares of Series A preferred stock at an exercise price of $1.05 per share.

  3. In August 1999, the registrant issued a warrant to purchase 21,429 shares of Series A preferred stock at an exercise price of $1.05 per share.

  4. In November and December 1999, the registrant issued 3,128,732 shares of Series B preferred stock to 23 investors for an aggregate consideration of $38,631,309.

  5. In November 1999, the registrant issued a warrant to purchase 24,790 shares of Series B preferred stock at an exercise price of $12.43 per share.

  6. Since inception, the registrant has granted options to purchase an aggregate of 4,634,000 shares of common stock to a number of its employees, directors, officers and consultants. No consideration was received by the registrant upon grant of any such option. As of December 31, 1999, 240,500 options have been exercised.

    The issuances of the above securities were intended to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 6 were intended to be exempt from registration under the Securities Act in reliance upon Rule 701 and/or Rule 4(2) promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the share certificates, warrants and options issued in such transactions. The registrant believes that all recipients had adequate access, through their relationships with the registrant, to information about the registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as part of this registration statement:


  Exhibit
    No.                              Description
  -------                            -----------
  1.1      Form of Underwriting Agreement*

  3.1(a) Amended and Restated Certificate of Incorporation (to be replaced by 3.1(b) upon the closing of the offering)

  3.1(b) Form of Amended and Restated Certificate of Incorporation (to be effective upon the closing of the offering)*

  3.2(a) By-laws (to be replaced by 3.2(b) upon the closing of the offering)

  3.2(b) Form of Amended and Restated Bylaws (to be effective upon the closing of the offering)*

  4.1      Specimen Stock Certificate*

  4.2 Investor Rights Agreement dated December 28, 1998 between registrant and the investors listed on Exhibit A thereto

  4.3 Investor Rights Agreement dated November 19, 1999 between registrant and the investors listed on Exhibit A thereto

  4.4 Investor Rights Agreement dated December 30, 1999 between registrant and the investors listed on Exhibit A thereto

  4.5 Warrant Agreement to purchase Series A preferred stock of registrant issued to Comdisco, Inc. dated June 8, 1999

  4.6 Warrant Agreement to purchase Series A preferred stock of registrant issued to Comdisco, Inc. dated July 23, 1999

  4.7 Warrant to purchase Series B preferred stock of registrant issued to David Dill dated September 28, 1999

  4.8 Warrant to purchase Series B preferred stock of registrant issued to Jeffrey Garwood dated September 28, 1999

  4.9 Warrant to purchase Series B preferred stock of registrant issued to James Morelli dated September 28, 1999

  4.10 Warrant to purchase Series B preferred stock of registrant issued to David Franco dated September 28, 1999

  5.1 Opinion of Wildman, Harrold, Allen & Dixon regarding legality of the securities being registered*

 10.1      Amended and Restated 1999 Combined Incentive and Non-statutory
           Stock Option Plan*

 10.2      2000 Employee Stock Purchase Plan*

 10.3      2000 Section 423 Stock Purchase Plan*

 10.4 Office Lease dated as of November 1, 1998 between registrant and WDI Realty Co.

 10.5      Form of Officer and Director Indemnity Agreement

 23.1      Consent of PricewaterhouseCoopers LLP

 23.2      Consent of Wildman, Harrold, Allen & Dixon (included in
           Exhibit 5.1)

 24.1      Power of Attorney (included on signature page)

 27.1      Financial Data Schedule

--------
*   To be filed by amendment

    (b) FINANCIAL STATEMENT SCHEDULES. The following financial statement schedule is included as part of this registration statement:

    Schedule II--Valuation and Qualifying Accounts.

    Other financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of Regulation S-X, or because the information that would otherwise be included in such schedules is contained in the registrant's financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 26th day of January, 2000.

                                          COMMERX, INC.

                                                     /s/ Tim Stojka
                                          By :_________________________________
                                                         Tim Stojka
                                                Chairman and Chief Executive
                                                           Officer

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Tim Stojka or David Dill or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 26, 2000.


                 Signature                                     Title
                 ---------                                     -----


            /s/ Tim Stojka                  Chairman and Chief Executive Officer
___________________________________________
                Tim Stojka

            /s/ Nick Stojka                 Executive Vice President, Director
___________________________________________
                Nick Stojka

          /s/ Jeffrey Garwood               Chief Operating Officer
___________________________________________
              Jeffrey Garwood

            /s/ David Dill                  Chief Financial Officer
___________________________________________
                David Dill

            /s/ Kenneth Fox                 Director
___________________________________________
                Kenneth Fox

           /s/ Robert Pollan                Director
___________________________________________
               Robert Pollan

           /s/ Timothy Ozark                Director
___________________________________________
               Timothy Ozark

           /s/ Charles Fritz                Director
___________________________________________
               Charles Fritz


       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of
Commerx, Inc.

    Our audits of the financial statements referred to in our report dated December 28, 1999 appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule. In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP

Chicago, Illinois
December 28, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

             For the years ended December 31, 1996, 1997, and 1998 and for the nine months ended September 30, 1998 and 1999

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                              Nine Months Ended
                                   Years Ended December 31,     September 30,
                                   ------------------------  -------------------
                                    1996    1997     1998       1998      1999
                                   ------- ------- --------  ----------- -------
                                                             (unaudited)
Beginning Balance................  $   --  $   --  $ 12,800   $ 12,800   $   --

Provisions for allowance.........      --   12,800      --         --     26,363

Write-offs against the allowance.      --      --   (12,800)   (12,800)      --

Ending Balance...................  $   --  $12,800 $    --    $    --    $26,363

                                 EXHIBIT INDEX


  Exhibit
    No.                              Description
  -------                            -----------
  1.1      Form of Underwriting Agreement*

  3.1(a) Amended and Restated Certificate of Incorporation (to be replaced by 3.1(b) upon the closing of the offering)

  3.1(b) Form of Amended and Restated Certificate of Incorporation (to be effective upon the closing of the offering)*

  3.2(a) By-laws (to be replaced by 3.2(b) upon the closing of the offering)

  3.2(b) Form of Amended and Restated Bylaws (to be effective upon the closing of the offering)*

  4.1      Specimen Stock Certificate*

  4.2 Investor Rights Agreement dated December 28, 1998 between registrant and the investors listed on Exhibit A thereto

  4.3 Investor Rights Agreement dated November 19, 1999 between registrant and the investors listed on Exhibit A thereto

  4.4 Investor Rights Agreement dated December 30, 1999 between registrant and the investors listed on Exhibit A thereto

  4.5 Warrant Agreement to purchase Series A preferred stock of registrant issued to Comdisco, Inc. dated June 8, 1999

  4.6 Warrant Agreement to purchase Series A preferred stock of registrant issued to Comdisco, Inc. dated July 23, 1999

  4.7 Warrant to purchase Series B preferred stock of registrant issued to David Dill dated September 28, 1999

  4.8 Warrant to purchase Series B preferred stock of registrant issued to Jeffrey Garwood dated September 28, 1999

  4.9 Warrant to purchase Series B preferred stock of registrant issued to James Morelli dated September 28, 1999

  4.10 Warrant to purchase Series B preferred stock of registrant issued to David Franco dated September 28, 1999

  5.1 Opinion of Wildman, Harrold, Allen & Dixon regarding legality of the securities being registered*

 10.1      Amended and Restated 1999 Combined Incentive and Non-statutory
           Stock Option Plan*

 10.2      2000 Employee Stock Purchase Plan*

 10.3      2000 Section 423 Stock Purchase Plan*

 10.4 Office Lease dated as of November 1, 1998 between registrant and WDI Realty Co.

 10.5      Form of Officer and Director Indemnity Agreement

 23.1      Consent of PricewaterhouseCoopers LLP

 23.2      Consent of Wildman, Harrold, Allen & Dixon (included in
           Exhibit 5.1)

 24.1      Power of Attorney (included on signature page)

 27.1      Financial Data Schedule

--------
*   To be filed by amendment